Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

COMMERCIAL METALS COMPANY,

HOWELL METAL COMPANY,

and

MUELLER COPPER TUBE PRODUCTS, INC.,

for the purchase and sale of

all outstanding capital stock of

Howell Metal Company

Dated as of October 17, 2013

i

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 17, 2013, is by and among Commercial Metals Company, a Delaware corporation (the “Seller”), Howell Metal Company, a Virginia corporation (the “Company”), and Mueller Copper Tube Products, Inc., a Delaware corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Company manufactures a range of copper tubing products;

WHEREAS, the Seller owns 2,010 shares of Class A Common Stock, no par value per share, of the Company (“Company Common Stock”), constituting 100% of the issued and outstanding shares of capital stock of the Company (all such shares of Company Common Stock are referred to herein as the “Shares”);

WHEREAS, the Buyer desires to purchase the Shares from the Seller, and the Seller desires to sell the Shares to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to or concurrently with the execution of this Agreement, the Excluded Assets and Excluded Liabilities are being transferred by the Company to the Seller or its Affiliates (other than the Company); and

WHEREAS, in connection with the transactions contemplated by this Agreement, the Seller and the Buyer have executed and delivered, as of the date hereof, (i) an agreement for transition services (the “Transition Services Agreement”), (ii) a trademark license agreement (the “Trademark License Agreement”), (iii) a non-compete and non-solicit agreement (the “Non-Compete Agreement”) and (iv) the Assignment and Assumption Agreement (as defined below), each of which shall become effective upon the Closing;

NOW, THEREFORE, in consideration of the mutual terms and other agreements set forth herein, the Parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Actions” — See Section 3.17;

“Affiliate” — an Affiliate of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, unless otherwise specified herein, the Company shall be deemed an “Affiliate” of the Seller (and not the Buyer) prior to the Closing and shall be deemed an “Affiliate” of the Buyer (and not the Seller) from and after the Closing; it being understood, that for purposes of this definition, the Seller shall not be deemed to be an Affiliate of the Buyer and the Buyer shall not be deemed to be an Affiliate of the Seller;

“Affiliate Contracts” — See Section 3.22(b);

“Agreement” — See Preamble hereto;

“Ancillary Agreements” — shall mean the Escrow Agreement, the Non-Compete Agreement, the Transition Services Agreement and the Assignment and Assumption Agreement;

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by the Seller and the Buyer at the Closing relating to the Excluded Assets and the Excluded Liabilities;

“Balance Sheet” — See Section 3.10;

“Business” shall mean the business of the Company (other than the Excluded Assets and Excluded Liabilities), as conducted immediately prior to the Closing Date (except where the context indicates otherwise), which included the distribution, manufacturing and sale of copper tubing products;

“Business Books and Records” shall mean originals or copies of all books and records or portions thereof (including documents and data), in the possession or control of the Seller or any of its Affiliates (for the avoidance of doubt, including the Company) to the extent that they pertain or relate to the Business, including all Licenses and Permits, customer lists, marketing materials, corporate records, administrative records, sales records, accounting records, financial records, Tax records, compliance records and other records, complaint logs, litigation files, contract information, administrative and pricing manuals and other records, in whatever form maintained, including on electronic or magnetic media or in any electronic database systems of the Seller or its Affiliates, but excluding the Excluded Assets and Excluded Liabilities;

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the States of New York or Virginia are not required or authorized to close;

“Business Material Adverse Effect” shall mean any material adverse effect on the business, assets, properties, operations or financial condition of the Company or the Business, other than effects due to or resulting from general economic or market conditions or matters generally affecting the copper tubing industry in which the Business operates (except to the extent such change in general economic or market conditions, or other such matters, have a disproportionate effect on the Company when compared to other Persons similarly situated);

“Buyer” — See Preamble hereto;

“Buyer Event of Breach” — See Section 7.2(b)(i);

“Buyer Indemnified Events” — See Section 7.1(b);

“Buyer Indemnified Parties” — See Section 7.1(a);

“Cap” — See Section 7.4(b)(ii);

“Closing” — See Section 2.2(a);

“Closing Balance Sheet” — See Section 2.4(b);

“Closing Date” — See Section 2.2(a);

“Closing Purchase Price” shall mean (i) $58,500,000, minus (ii) the Escrow Amount;

“CMC Marks” — See Section 6.4;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Company” — See Preamble hereto;

“Company Common Stock” — See Recitals hereto;

“Company Employee” — See Section 3.23(d);

“Company Plan” shall mean each Plan under which the Company has any current or potential Liabilities;

“Company Transaction Expenses” shall mean all fees and expenses incurred by the Company on or prior to the Closing Date in connection with or related to the transactions contemplated by this Agreement that remain due and payable by the Company as of the Closing Date, including all fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Company prior to the Closing Date;

“Confidentiality Agreement” shall mean the confidentiality agreement dated February 4, 2013 by and between Mueller Industries, Inc. and the Seller;

“Continuing Employee” — See Section 5.9(a);

“Controlled Group” — See Section 3.20(d);

“Covered Parties” — See Section 5.5(a);

“Data Room” means the electronic documentation site established by Merrill Datasite on behalf of the Seller containing documents related to the Company;

“De Minimis Claim” — See Section 7.4(b)(i);

“Deductible” — See Section 7.4(b)(i);

“Dispute Resolution Firm” — See Section 2.4(b);

“Employment Liabilities” shall mean the amount required to be paid to any Company Employee who is a party to an employment agreement with the Company in the event of a change in control or in the event that such Company Employee’s employment with the Company is terminated without cause (including the cost of any benefits payable thereon) plus the employer portion of any employment Taxes (FICA, Medicaid, etc.) incurred on account of such payments;

“Environmental Claim” — See Section 3.24(f);

“Environmental Laws” shall mean any federal, state, or local statute, regulation, rule, ordinance, order, decree, or other requirement of law (including, without limitation, common law) relating to pollution or protection of human health from exposure to pollutants or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, or otherwise relating to the identification, generation, use, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance or material. Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., each as amended, regulations promulgated thereunder, permits issued thereunder, and analogous and state and local statutes, regulations, rule and ordinances;

“Environmental Permits” — See Section 3.24(a);

“Equipment and Machinery” — shall mean all the equipment, machinery, furniture, fixtures and improvements, supplies and vehicles owned, leased or used by the Company or the Business;

“ERISA” — shall mean the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” — See Section 3.20(d);

“Escrow Account” — See Section 7.3(c)(i);

“Escrow Agent” shall mean The Bank of New York Mellon Trust Company, N.A.;

“Escrow Agreement” — See Section 7.3(c)(i);

“Escrow Amount” — See Section 7.3(c)(i);

“Estimated Net Working Capital” — See Section 2.4(a);

“Event of Breach” — See Section 7.2(b)(i);

“Excluded Assets” — See Section 2.7;

“Excluded Items” — See Section 7.4(b);

“Excluded Liabilities” — See Section 2.7;

“Financial Statements” — See Section 3.7(a);

“FIRPTA Affidavit” — See Section 2.9;

“Forkovitch” — See Section 5.9(g);

“Forkovitch Restrictive Covenants” — See Section 5.9(g);

“Fundamental Representations” — See Section 7.4(a);

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis;

“Governmental Entity” shall mean any federal, state or foreign governmental or public body, agency or authority;

“Hazardous Substance” — See Section 3.24(c);

“HSR Act” — See Section 3.4;

“Income Tax Returns” shall mean all reports and returns required to be filed with respect to Income Taxes;

“Income Taxes” shall mean Taxes determined on the basis of income or gross receipts;

“Indebtedness” shall mean, as to any Person at any date, without duplication, the following: (a) all obligations of such Person for borrowed money, including all outstanding principal, interest, fees and other amounts payable with respect thereto; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, including all outstanding principal, interest, fees and other amounts payable with respect thereto; (c) all obligations of such Person as lessee under capital leases; (d) the deferred portion or installments of purchase price (other than inventory purchased and trade payables arising in the ordinary course of business consistent with past practice), and any amounts reserved for the payment of a contingent purchase price, in connection with the acquisition of any assets or business; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all outstanding payment or reimbursement obligations due and payable under a surety bond, performance bond, bank guaranty, letter of credit, to the extent drawn, or similar instrument, in each case, issued or provided by a third party on behalf of such Person or any of its Subsidiaries to another third party; (g) all unfunded, present or contingent obligations relating to retention commitments, change of control, “stay” bonuses, transaction related or similar bonuses (other than the Employment Liabilities); and (h) all Indebtedness described in any of clauses (a) through (f) above of others guaranteed by such Person;

“Indemnified Event” — See Section 7.2(b);

“Indemnified Party” shall mean, with respect to a particular matter, a Person who is entitled to indemnification from a party hereto pursuant to Article VII hereof;

“Indemnifying Party” shall mean, with respect to a particular matter, a party hereto who is required to provide indemnification pursuant to Article VII hereof to another Person;

“Indemnity Escrow Amount” — See Section 7.3(c)(i);

“Intellectual Property” shall mean all of the following owned by, issued to or licensed to the Company or otherwise used in the Business, but in each case excluding the Excluded Assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, corporate names and other indications of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by or on behalf of the Company), all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including object code, source code, data and related documentation); (vii) all Internet Websites, including domain name registrations and content and software included therein; and (viii) all rights to recover for past infringements of any of the foregoing;

“Intercompany Payables” shall mean all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by the Company, on the one hand, to the Seller or any of its Affiliates (other than the Company), on the other hand;

“Intercompany Receivables” shall mean all account, note or loan receivables and all advances (cash or otherwise) or any other extensions of credit that are receivable by the Company, on the one hand, from the Seller or any of its Affiliates (other than the Company), on the other hand;

“Inventory” shall mean all raw material inventory, work-in-process inventory and finished goods inventory of the Company as of the Closing (including, without limitation, all coil stock, line sets, copper products and accessories or related products associated with the Business), excluding any steel pipe inventory;

“Knowledge” shall mean with respect to the Buyer, the Company and the Seller, the current, actual knowledge of such Person’s directors and executive officers, after reasonable inquiry that, with respect to the Company and the Seller, would be consistent with their normal duties and responsibilities in the operation of the Business;

“Known Environmental Issue” shall mean the trichloroethene (and its breakdown chemicals, including but not limited to DCE and vinyl chloride) contamination described in the Phase II Environmental Site Assessment, dated August 29, 2013;

“Leased Real Property” — See Section 3.12(a);

“Leases” — See Section 3.12(a);

“Liabilities” shall mean any and all liabilities and obligations of any kind or nature, including those arising under common law, statute (or other law), contract or otherwise, whether known or unknown, or liquidated or unliquidated;

“Licenses and Permits” — See Section 3.15;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance of any kind or character, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;

“Loss” — See Section 7.1(a);

“Material Contract” — See Section 3.18(a)(xiv);

“Material Customer” — See Section 3.26(a);

“Material Supplier” — See Section 3.26(b);

“Net Adjustment Amount” — See Section 2.4(c).

“Net Working Capital” shall mean, as of the time of determination, an amount equal to (i) Inventory (excluding steel pipe inventory), the value of which shall be determined in accordance with the principles, policies, practices, procedures, classifications, judgments and methodologies (A) set forth in the Working Capital Computation Framework described in Schedule 2.6(a) and (B) used in the sample inventory calculation set forth in Schedule 2.6(b), plus (ii) trade account receivables (net of allowance for doubtful accounts) and other current assets of the types described in the Estimated Net Working Capital calculation set forth on Schedule 2.4, minus (iii) trade accounts payable and other current liabilities of the types described in the Estimated Net Working Capital calculation set forth on Schedule 2.4 (for the avoidance of doubt excluding (x) Indebtedness and (y) Company Transaction Expenses that are paid pursuant to Section 2.3), the value of which, in the case of clause (ii) and clause (iii) above, shall be determined, in each case in accordance with the principles, policies, practices, procedures, classifications, judgments and methodologies (A) set forth in the Working Capital Computation Framework described in Schedule 2.6(a) and (B) used in the Estimated Net Working Capital calculation set forth on Schedule 2.4;

“NLRB” — See Section 3.23(b);

“Non-Business Books and Records” shall mean any books and records or portions thereof, in whatever form, that are not Business Books and Records;

“Non-Compete Agreement” — See Recitals hereto;

“Notice of Claim” — See Section 7.3(a);

“Objections Statement” — See Section 2.4(b);

“Occurrence” — See Section 3.25(b);

“Owned Real Property” — See Section 3.11(a);

“O’Leary” — See Section 3.20(l);

“O’Leary Employment Agreement” — See Section 3.20(l);

“O’Leary Escrow Amount” — See Section 3.20(l);

“Parties” shall mean the Buyer, the Seller and the Company;

“Permitted Liens” shall mean (i) Liens for Taxes or other governmental charges not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith for which adequate reserves are maintained, (ii) those matters of record title which do not materially affect the operation of the Owned Real Property, including, but not limited to, easements, covenants, rights-of-way and other similar restrictions or conditions of record, non-monetary imperfections of title or encumbrances; (iii) landlords, mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens for sums that are not yet due and payable; (iv) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security; (v) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties under which the Company is not in default; (vi) Liens that would be disclosed by an accurate survey of the Leased Real Property, which, individually or in the aggregate, do not, to the Seller’s Knowledge, materially adversely affect the value or the continued use of the Leased Real Property to which they apply; or (vii) zoning, entitlement, building and other land use regulations imposed by a Governmental Entity having jurisdiction over the property that are not, to the Seller’s Knowledge, violated by the current use of the existing improvements on the Owned Real Property;

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

“Plan” shall mean all (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, and (ii) other compensation and benefits plans, policies, programs, arrangements and payroll practices, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and each bonus, incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, vacation or other leave, change in control, retention, severance, collective bargaining, consulting, employee loan, fringe benefit, deferred compensation and other benefit plans, policies, programs, arrangements and payroll practices, in each case established or maintained by the Seller or its ERISA Affiliates (including the Company) or which the Seller or its ERISA Affiliates (including the Company) sponsors, maintains, contributes or is obligated to contribute, for the benefit of any Company Employee or under which the Company has any current or potential Liability;

“Post-Closing Period” shall mean any taxable period (or portion of a Straddle Period) beginning after the Closing Date;

“Pre-Closing Tax Period” — See Section 7.1(c);

“Preliminary Closing Statement” — See Section 2.4(b);

“Prior Period Returns” shall mean Income Tax Returns required to be filed before or after the Closing Date with respect to the Company for taxable periods ending prior to or on the Closing Date;

“Product Liability Lawsuits” — See Section 3.25(a);

“Products” — See Section 3.25(a);

“Purchase Orders” shall mean all outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in the Business;

“Reference Time” shall mean 11:59 p.m. New York City time on the Closing Date;

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement through or in the air, soil, surface water, groundwater or property;

“Remedial Action” — See Section 7.4(i);

“Retrofits” — See Section 3.25(a);

“Revised Section 338(h)(10) Allocation Schedule” — See Section 2.10(c);

“Sales Orders” shall mean all sales orders, contracts or other commitments to purchasers of goods and services of the Business;

“Schedule” shall mean the disclosure schedule prepared and delivered by the Seller as of the Closing Date pursuant to the terms and conditions of this Agreement;

“Section 338 Forms” shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulation Section 1.338-1, Treasury Regulation Section 1.338-2 or Treasury Regulation Section 1.338(h)(10)-1 or any successor provisions;

“Section 338(h)(10) Allocation Schedule” — See Section 2.10(c);

“Section 338(h)(10) Election” shall mean an election described in Section 338(h)(10) of the Code with respect to the Buyer’s acquisition of the Company pursuant to this Agreement and any analogous provision of state, local or foreign law. Section 338(h)(10) Election shall include any corresponding election under state or local law pursuant to which a separate election is permissible with respect to the Buyer’s acquisition of the Company pursuant to this Agreement;

“Securities Act” shall mean the Securities Act of 1933, as amended;

“Seller” — See Preamble hereto;

“Seller Event of Breach” – See Section 7.1(b)(i);

“Seller Indemnified Event” — See Section 7.2(b);

“Seller Indemnified Parties” — See Section 7.2(a);

“Seller Plan” shall mean each Plan that is not a Company Plan;

“Shared Books and Records” shall mean any books and records, in whatever form, containing both Business Books and Records and Non-Business Books and Records;

“Shares” — See Recitals hereto;

“Stock Purchase” — See Section 2.1;

“Stored Steel Pipe Inventory” – See Section 6.6;

“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date;

“Straddle Period Tax Return” shall mean any Tax Return for a Straddle Period;

“Subsidiary” shall mean, with respect to the Company, the Buyer or the Seller, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

“Target Working Capital” means $38,000,000;

“Tax Proceeding” — See Section 5.6(e);

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

“Taxes” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and “Tax” shall mean any one of them;

“Third Party Claim” shall mean any action, suit, claim or proceeding which is asserted or threatened by a Person that is not a party to this Agreement and is not a Buyer Indemnified Party or a Seller Indemnified Party;

“Trademark License Agreement” — See Recitals hereto;

“Transfer Taxes” shall mean any sales, use, documentary, stamp, registration, recording, transfer, property, ad valorem or similar Taxes or fees imposed on the transfer of the Shares as contemplated by this Agreement;

“Transition Services Agreement” — See Recitals hereto;

“Working Capital Deficiency” — See Section 2.4(c);

“Working Capital Escrow Amount” — See Section 7.3(c)(i); and

“Working Capital Indemnity Amount” — See Section 2.4(c).

ARTICLE II.

SALE AND PURCHASE

Section 2.1. Agreement to Sell and to Purchase. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer, convey and deliver the Shares, free and clear of any Liens, limitations or restrictions (other than restrictions under applicable securities laws), to the Buyer, and the Buyer shall purchase and accept the Shares from the Seller (the “Stock Purchase”).

Section 2.2. Closing.

(a) The closing of the Stock Purchase and the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on the later of (i) the date hereof, (ii) the date on which all of the closing deliverables set forth in Section 2.2(c) hereof have been delivered or waived or (iii) at such other time and place as the Parties shall agree in writing (the “Closing Date”).

(b) At the Closing, the Seller shall assign, convey, transfer and deliver to the Buyer or its designee, and the Buyer or its designee shall acquire, accept and receive from the Seller, stock certificates representing the Shares, either duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank in exchange for the payment of the Closing Purchase Price as provided in Section 2.3 hereof. The Buyer shall have no obligation to purchase any Shares unless all of the Shares are to be sold and delivered on the Closing Date.

(c) At the Closing:

(i) the Buyer shall deliver to the Seller, the Escrow Agreement, the Non-Compete Agreement, the Trademark License Agreement, the Transition Services Agreement and the Assignment and Assumption Agreement, each of which are executed by the Buyer;

(ii) the Seller shall deliver or cause to be delivered to the Buyer the Escrow Agreement, the Non-Compete Agreement, the Trademark License Agreement, the Transition Services Agreement and the Assignment and Assumption Agreement, each of which are executed by the Seller;

(iii) the Seller shall deliver or cause to be delivered to the Buyer the written resignations of the directors of the Company from their positions as directors of the Company;

(iv) the Seller shall deliver to the Buyer evidence that the Affiliate Contracts set forth on Schedule 3.22 (other than the sales orders listed in section (b) of Schedule 3.22, which will survive the Closing) have been terminated as of immediately prior to the Closing without any Liability to the Buyer, and that the Intercompany Receivables and Intercompany Payables set forth on Schedule 3.22 (other than the sales orders listed in section (b) of Schedule 3.22) have been settled, discharged, offset, paid or repaid;

(v) the Seller shall deliver to the Buyer evidence that all of the Liens on assets or properties of the Company securing Indebtedness of the Seller set forth on Schedule 2.2(c)(v) will be released or otherwise satisfied upon the delivery of the Closing Purchase Price;

(vi) the Seller shall deliver to the Buyer the Business Books and Records (including the original stock transfer book and corporate minute books of the Company);

(vii) the Seller shall deliver to the Buyer the FIRPTA Affidavit;

(viii) the Seller shall deliver to the Buyer a certificate from the Secretary of State of the State of Delaware for the Seller and the Virginia State Corporation Commission for the Company, dated no earlier than five (5) Business Days prior to the Closing Date, as to the good standing and legal existence of each of the Seller and the Company, respectively;

(ix) the Seller shall deliver to the Buyer certificates of the Secretary of the Seller: (i) attaching a duly adopted resolution of the Board of Directors of the Seller in connection with the authorization and approval of the execution, delivery and performance by the Seller of this Agreement, the Escrow Agreement, the Non-Compete Agreement, the Transition Services Agreement, the Trademark License Agreement and the Assignment and Assumption Agreement; and (ii) setting forth the incumbency of the officers of the Seller who have executed and delivered this Agreement, the Escrow Agreement, the Non-Compete Agreement, the Transition Services Agreement, the Trademark License Agreement or the Assignment and Assumption Agreement, including therein a signature specimen of each such officer or officers, in form and substance reasonably satisfactory to the Buyer;

(x) the Seller shall deliver to the Buyer a signed copy of Form 8023 as prepared by the Buyer to effect the Section 338(h)(10) Election;

(xi) the Seller shall deliver to the Buyer a digital video disc (DVD), portable hard drive or other standard electronic medium containing the complete contents of the Data Room as of 11:59 p.m. on the day immediately preceding the Closing Date, together with an index of the contents thereof; and

(xii) the Buyer shall deliver to the Seller a certificate of the Secretary of the Buyer: (i) attaching a duly adopted resolution of the Board of Directors of the Buyer in connection with the authorization and approval of the execution, delivery and performance by the Buyer of this Agreement, the Escrow Agreement, the Non-Compete Agreement, the Transition Services Agreement, the Trademark License Agreement and the Assignment and Assumption Agreement; and (ii) setting forth the incumbency of the officers of the Buyer who have executed and delivered this Agreement, the Escrow Agreement, the Non-Compete Agreement, the Transition Services Agreement, the Trademark License Agreement or the Assignment and Assumption Agreement, including therein a signature specimen of each such officer or officers, in form and substance reasonably satisfactory to the Seller.

Section 2.3. Purchase Price; Company Transaction Expenses. At the Closing, the Buyer agrees to pay (x) to the Seller or its designee an aggregate amount in cash equal to the Closing Purchase Price, payable by wire transfer in immediately available funds to the bank account as designated in writing by the Seller and (y) the Escrow Amount by wire transfer in immediately available funds to the Escrow Account in accordance with the terms of the Escrow Agreement. At the Closing, the Seller shall, on behalf of the Company, pay the Company Transaction Expenses by wire transfer of immediately available funds as directed by the Seller.

Section 2.4. Purchase Price Adjustments.

(a) Schedule 2.4 sets forth the Seller’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) as of September 30, 2013, together with a calculation of the Closing Purchase Price based on such estimate. The Estimated Net Working Capital shall be determined in accordance with Section 2.6 and the other terms of this Agreement.

(b) As promptly as possible, but in any event within forty five (45) days after the Closing Date, the Buyer will deliver to the Seller a balance sheet of the Company (the “Closing Balance Sheet”) and a statement showing the calculation of the Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Closing Statement”), in each case as of the Reference Time. The Closing Balance Sheet shall be prepared, and the Net Working Capital and the Preliminary Closing Statement shall be determined, in accordance with Section 2.6 and the definitions and other terms set forth in this Agreement. The Preliminary Closing Statement shall contain line item detail comparable to the Balance Sheet with respect to the components of Net Working Capital of the Company as of the Reference Time. After delivery of the Preliminary Closing Statement, the Buyer shall give the Seller and its accountants and representatives reasonable access at reasonable times to review the Company’s books and records and work papers related to the preparation of the Preliminary Closing Statement subject to customary confidentiality restrictions. The Seller and its accountants and representatives may make inquiries of the Buyer and its accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and the Buyer shall use its commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Seller has any objections to the Preliminary Closing Statement, the Seller shall deliver to the Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered by the Seller to the Buyer within twenty (20) days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the Parties hereto. The Seller and the Buyer shall negotiate in good faith to resolve any such objections for fifteen (15) days after the delivery of the Objections Statement, but if they do not reach a final resolution, the Seller and the Buyer shall submit such dispute to PricewaterhouseCoopers, or if they are not independent pursuant to the rules and regulations of the Securities and Exchange Commission at the time, another nationally recognized independent accounting firm reasonably acceptable to the Buyer and the Seller (the “Dispute Resolution Firm”) within three (3) Business Days following the end of the fifteen (15)-day period from the date of the delivery of the Objections Statement. Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider work papers and other documents and information related to those items and amounts which are identified in the Objections Statement as being items which the Seller and the Buyer are unable to resolve. The Dispute Resolution Firm’s determination will be based on the definition of Net Working Capital and the other definitions and terms contained herein and shall be in amounts between the disputed amounts set forth in the Preliminary Closing Statement and the Objections Statement. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the submission of any dispute. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by the

Buyer and the Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be, absent manifest error, final, binding and non-appealable on the Parties hereto. The costs and expenses of the Dispute Resolution Firm shall be allocated fifty percent (50%) to the Buyer and fifty percent (50%) to the Seller.

(c) If the Net Working Capital as finally determined pursuant to Section 2.4(b) above is greater than the Target Working Capital, the Buyer shall promptly pay to the Seller the amount of such excess in cash. If the Net Working Capital as finally determined pursuant to Section 2.4(b) above is less than the Target Working Capital (such amount, the “Working Capital Deficiency”), the Seller and the Buyer shall promptly cause an amount equal to the Working Capital Deficiency to be paid to the Buyer from the Working Capital Escrow Amount; provided, however, that if the Working Capital Deficiency is in excess of the Working Capital Escrow Amount (such excess amount, the “Working Capital Indemnity Amount”), then the Buyer may elect to seek indemnification for the Working Capital Indemnity Amount either (i) from the Indemnity Escrow Amount or (ii) directly from the Seller. The net adjustment amount payable to the Seller or the Buyer under this Section 2.4(c) (such amount, the “Net Adjustment Amount”) shall be paid in accordance with Section 2.5.

Section 2.5. Post-Closing Adjustment Payment. The Buyer shall promptly (but in any event within five (5) Business Days) deliver to the Seller or its designee any Net Adjustment Amount determined pursuant to Section 2.4(c) to be due by the Buyer by wire transfer of immediately available funds to an account or accounts designated by the Seller. The Seller and the Buyer shall promptly (but in any event within five (5) Business Days) deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay from the Escrow Account to an account or accounts designated by (i) the Buyer an amount equal to any Net Adjustment Amount determined pursuant to Section 2.4(c) to be due by the Seller to the Buyer (other than any Working Capital Indemnity Amount for which the Buyer elects to seek indemnification directly from the Seller pursuant to Section 2.4(c)) and (ii) the Seller the Working Capital Escrow Amount less any amount paid to the Buyer pursuant to clause (i) (or, if such difference is less than zero, zero dollars) in accordance with the terms of the Escrow Agreement.

Section 2.6. Accounting Procedures. The Estimated Net Working Capital, the Closing Balance Sheet, the Preliminary Closing Statement and the determinations and calculations contained therein shall be prepared and calculated in accordance with the principles, policies, practices, procedures, classifications, judgments and methodologies (A) set forth in the Working Capital Computation Framework described in Schedule 2.6(a) and (B) used in the sample inventory calculation set forth in Schedule 2.6(b).

Section 2.7. Excluded Assets; Excluded Liabilities. Schedule 2.7 sets forth a list of assets (together with the assets owned by the Seller or any of the Seller’s Affiliates (other than the Company) which such person will utilize under the Transition Services Agreement and trademarks owned or licensed by the Seller under the Trademark License Agreement, the “Excluded Assets”) and Liabilities (the “Excluded Liabilities”) that are excluded from the Stock Purchase. To the extent not completed prior to the Closing Date, the Buyer and the Seller shall, and the Buyer shall cause the Company to, take all actions reasonably necessary, including the execution and delivery of such documentation reasonably acceptable to the Buyer and the Seller, to transfer any and all such Excluded Assets and Excluded Liabilities to the Seller or any of its Affiliates (other than the Company) so as to ensure the Buyer (and the Company) shall not assume or be obligated to satisfy any Excluded Asset or Excluded Liability following the Closing and the Seller shall have the benefit of all such Excluded Assets.

Section 2.8. Withholding Rights. The Buyer shall be entitled to deduct and withhold from the Closing Purchase Price otherwise payable pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid as Closing Purchase Price.

Section 2.9. FIRPTA. The Seller shall deliver to the Buyer an affidavit from the Seller, under penalties of perjury, stating that the Seller is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Affidavit”).

Section 2.10. Section 338 Election.

(a) With respect to the sale of the Company, the Buyer and the Seller shall jointly make a Section 338(h)(10) Election in accordance with applicable laws and as set forth herein. The Buyer and the Seller shall cooperate with each other and take all necessary steps to properly make a Section 338(h)(10) Election in accordance with applicable laws. The Buyer and the Seller agree to cooperate in good faith with each other in the preparation and timely filing of the Section 338 Forms and any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules. The Buyer and the Seller agree to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by applicable tax law.

(b) The Buyer shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable laws and the terms of this Agreement and shall deliver such Section 338 Forms to the Seller at least thirty (30) days prior to the date such Section 338 Forms are required to be filed. The Seller shall have the opportunity to review and approve such documents or forms (such approval not to be unreasonably withheld or delayed) and once approved, execute and deliver to the Buyer such documents or forms (including executed Section 338 Forms) as are required by any laws in order to properly complete the Section 338 Forms within ten (10) days of delivery by the Buyer. The Seller shall provide the Buyer with such information as the Buyer reasonably requests in order to prepare the Section 338 Forms within thirty (30) days of the Buyer’s request for such information.

(c) The aggregate consideration payable under this Agreement (as adjusted pursuant to Section 2.4), Liabilities of the Company and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. The Buyer shall prepare such allocation (the “Section 338(h)(10) Allocation Schedule”) and shall deliver the Section 338(h)(10) Allocation Schedule to the Seller within five (5) days after the final determination of Net Working Capital pursuant to Section 2.4. Thereafter, the Buyer shall provide the Seller from time to time a revised Section 338(h)(10) Allocation Schedule (“Revised

Section 338(h)(10) Allocation Schedule”), so as to report any matter on the Section 338(h)(10) Allocation Schedule that needs updating (including any adjustments to the purchase price). Any such Revised Section 338(h)(10) Allocation Schedule shall be prepared by the Buyer in accordance with the provisions of Section 338 of the Code and the Treasury Regulations thereunder. The Seller shall have the right to review the Section 338(h)(10) Allocation Schedule and the Revised Section 338(h)(10) Allocation Schedule.

(d) If the Seller disagrees with respect to any item in the Section 338(h)(10) Allocation Schedule or Revised Section 338(h)(10) Allocation Schedule, the Parties shall negotiate in good faith to resolve the dispute. If they cannot resolve the dispute within ten (10) days, any such dispute shall be submitted to the Dispute Resolution Firm for resolution, which resolution shall be final and binding upon the Parties. The fees and expenses of the Dispute Resolution Firm in connection with its review and resolution of the dispute shall be allocated in accordance with Section 2.4(a) hereof. The Buyer and the Seller shall each provide to the other for review a copy of its IRS Form 8883 at least ten (10) Business Days prior to its submission to the IRS.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 3.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and the Seller has all requisite corporate power and authority to own or lease its properties and assets and to conduct the Business as currently conducted. Copies of the Certificate of Incorporation and By-Laws of each of the Company and the Seller, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete.

Section 3.2. Qualification to Do Business; Authorization and Validity of Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to do so would not result in a Business Material Adverse Effect. Schedule 3.2 sets forth all jurisdictions in which the Company is qualified to do business. The Seller has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Seller of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that the enforceability of this Agreement is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 3.3. No Conflict or Violation. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Seller of this Agreement does not, and the Stock Purchase and the transactions contemplated in this Agreement or in any related document will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company or the Seller, (ii) violate any provision of applicable law or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority by which the Seller or the Company is bound, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company, the Seller or any of their respective controlled Affiliates is a party or by which any of them is bound or to which any of their respective properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company or the Seller, or (v) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits or the Environmental Permits, other than, in the case of (iii), (iv) and (v) above, any such conflicts, violations, defaults, rights, Liens, Licenses, Permits or Environmental Permits that, individually or in the aggregate, would not result in a Business Material Adverse Effect.

Section 3.4. Consents and Approvals. Schedule 3.4 sets forth a true and complete list of each consent, notice, waiver, authorization or approval of or to any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement by the Seller or the performance by the Seller of its obligations hereunder, except where the failure to obtain any such consent, waiver, authorization or approval or to make such declaration of filing would not be material to the Business. The execution, delivery and performance of this Agreement by the Seller does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, including the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

Section 3.5. Capital Stock and Related Matters. As of the date hereof, the authorized capital stock of the Company consists of 4,000 shares of Company Common Stock, of which 2,010 shares are issued and outstanding. The issued and outstanding capital stock of the Company consists exclusively of the Shares and, upon the consummation of the Stock Purchase, the Buyer will own all of the issued and outstanding capital stock of the Company. Schedule 3.5 sets forth the names of the beneficial and record owners of the Company Common Stock and the number of shares held by each such owner. The Seller has good and marketable title, free and clear of any Liens, to all of the Company Common Stock set forth on Schedule 3.5. The sale and transfer of the Shares by the Seller to the Buyer will vest title to the Shares in the Buyer free and clear of any Liens, limitations or restrictions of any nature whatsoever (other than restrictions under applicable securities laws and other than Liens on the Shares granted by the Buyer to third parties on or after the Closing Date). The Company Common Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth above or on Schedule 3.5, no shares of Company Common Stock are outstanding; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations and commitments of the Company. There are no voting trusts, stockholder agreements, proxies or other similar agreements or understandings to which the Seller or the Company is a party or by which the Seller or the Company is bound with respect to the voting or transfer of the Shares and there are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, the Shares.

Section 3.6. Subsidiaries and Equity Investments. The Company has no Subsidiaries. Except as set forth on Schedule 3.6, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association, entity or Person.

Section 3.7. Financial Statements.

(a) The Company has heretofore furnished to the Buyer copies of (i) the unaudited balance sheets of the Company as of August 31, 2011 and 2012, together with the related unaudited statements of operations and cash flows for the fiscal years then ended and (ii) the unaudited balance sheet of the Company as of July 31, 2013, together with the related unaudited statements of operations and cash flows for each of the months in the period commencing September 1, 2012 and ending July 31, 2013 (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended, (iii) are prepared in accordance with the books of account and records of the Company, (iv) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller and (v) can be reconciled with the Seller’s audited balance sheets and statements of operations for each of the twelve-month periods ended August 31, 2011 and 2012.

(b) The Company has devised and maintains systems of internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of the Company are, and for the past three (3) completed fiscal years of the Company have been, sufficient, in all material respects, to provide reasonable assurances that (i) all material transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Company’s financial statements under GAAP, and (ii) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with the accounting principles, methods and practices used in preparing the Seller’s audited financial statements, applied on a consistent basis and in accordance with GAAP.

(c) The Company has no Indebtedness.

Section 3.8. Absence of Certain Changes or Events.

(a) Except as set forth on Schedule 3.8, since July 31, 2013, there has not been:

(i) any event that has had or could reasonably be expected to have a Business Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the assets or properties of the Company or the Business;

(iii) any change in any method of accounting or accounting practice of the Company;

(iv) any adoption of any new employee benefit plan, policy, program or arrangement, or amendment of any employee benefit plan in a way that would serve to materially increase the benefits payable to any Company Employee thereunder;

(v) any entry into, or material amendment of, any collective bargaining agreement or similar labor contract;

(vi) any institution of any pending or threatened action, claim, complaint, proceeding, suit or investigation which relates to the Stock Purchase and the transactions contemplated hereby or that has had or could reasonably be expected to be material to the Business; or

(vii) any loss of the employment, services or benefits of any supplier or customer of the Company or the Business accounting for $500,000 or more of the Company’s expenses (in the case of suppliers) or revenues (in the case of customers).

(b) Since July 31, 2013, the Company has operated the Business in the ordinary course consistent with past practice and, except as set forth on Schedule 3.8 hereto, has not:

(i) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

(ii) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except for Permitted Liens;

(iii) sold or transferred any of its material assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

(iv) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

(v) defaulted on any material obligation having a value in excess of $100,000;

(vi) entered into any transaction material to the Business, except in the ordinary course of business consistent with past practice;

(vii) written down the value of any material amount of inventory or written off as uncollectible any material amount of its accounts receivable or any portion thereof not reflected in the Balance Sheet;

(viii) granted any increase in the compensation or benefits of its employees other than increases in accordance with past practice or entered into any employment or severance agreement or arrangement with any of them other than severance arrangements entered into in the ordinary course of business providing for payments of less than $100,000;

(ix) made any capital expenditure in excess of $50,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

(x) incurred any obligation or liability for the payment of severance benefits, except in the ordinary course of business consistent with past practice;

(xi) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so;

(xii) entered into any agreement that is material to the Business to settle any pending or threatened claim in any jurisdiction; or

(xiii) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.9. Tax Matters. Except as disclosed on Schedule 3.9, (i) the Seller has filed, or caused to be filed, in a timely manner (with any applicable extension periods) all Tax Returns of a material nature required to be filed with respect to the Company and has paid all material Taxes due or required to be paid or withheld and deposited by the Company in respect of the periods covered by such Tax Returns; (ii) the information contained in such Tax Returns is true, complete and accurate in all material respects; (iii) Taxes of the Company for periods ending on or before the Closing Date as reflected on such Tax Returns, have been paid;

(iv) there is no action, suit, proceeding, investigation audit or claim of which the Company or the Seller has been informed now pending against, or with respect to, the Company in respect of any Tax or assessment, nor, to the Knowledge of the Company or the Seller, is there any claim for additional Tax asserted by any Tax authority; (v) any material liability of the Company for Taxes that are not yet due and payable, or which are being contested in good faith, have been provided for in the financial statements of the Company; (vi) to the Knowledge of the Company or the Seller, since January 1, 2005, no claim has been made by any Tax authority in a jurisdiction where the Company does not currently file a Tax Return that either it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Company or the Seller, is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (ix) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company; (x) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xi) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; (xii) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor or other third party; (xiii) to the Knowledge of the Company and the Seller, the Company (A) has never been the parent or a member of an affiliated group filing a consolidated federal income Tax Return other than an affiliated group of which the Seller is the parent or (B) has any liability for the Taxes of any Person, other than the Seller or a member of an affiliated group of which Seller is the common parent, under Reg. section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xiv) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; (xv) the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; and (xvi) the Company has not engaged in any reportable transaction within the meaning of Section 6111 or 6112 of the Code.

Section 3.10. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.10, the Company has no Indebtedness or Liability, absolute or contingent, except for Indebtedness or Liabilities (i) reflected in the latest balance sheet included in the Financial Statements (the “Balance Sheet”), (ii) that were incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice or (iii) that would not have a Business Material Adverse Effect.

Section 3.11. Owned Real Property.

(a) Schedule 3.11 sets forth a complete and accurate description of all real property owned by the Company (the “Owned Real Property”).

(b) The Company has good and indefeasible fee simple title to the Owned Real Property. The Owned Real Property is not subject to any Liens (other than Permitted Liens). Except as set forth on Schedule 3.11, the Company has not granted any lease, license or other agreement granting to any Person or entity any right to the use or occupancy of the Owned Real Property or any portion thereof.

(c) The Seller has not received written notice of any unremedied violation of and, to the Seller’s Knowledge, the Owned Real Property and all improvements on the Owned Real Property and the operations therein conducted conform to and comply with all applicable health, fire, safety, zoning and building laws, ordinances and administrative regulations, Licenses and Permits and other regulations (including, without limitation, the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, except for possible nonconforming uses or violations that would not be material to the Business, and that do not and will not give rise to any penalty, fine or other liability.

(d) To the Seller’s Knowledge, the buildings, driveways and all other structures and improvements upon the Owned Real Property are all within the boundary lines of such property or have the benefit of valid, perpetual and non-terminable easements and there are no encroachments thereon that would materially affect the use thereof.

(e) The Company has not received any written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Owned Real Property. To the Seller’s Knowledge all public utilities required for the operation of the Owned Real Property and necessary for the conduct of the Business are properly installed and operating.

(f) Neither the Company nor the Seller has received any written notice of, any pending or contemplated (i) rezoning, condemnation or other similar proceeding affecting the Owned Real Property; or (ii) special assessment against the Owned Real Property.

(g) To the Seller’s Knowledge, (i) each parcel of real property comprising any part of the Owned Real Property, including without limitation all buildings and improvements thereon, and the present use, operation or condition thereof (a) is assessed as one or more separate tax lots and no part of such property is part of a tax lot which includes other property which is not a part of the Owned Real Property; and (b) is not subject to any purchase option, right of first refusal or first offer or other similar right; and (ii) all buildings and improvements located on the Owned Real Property are located outside of any designated 100 year flood zone.

(h) To the Seller’s Knowledge, the Owned Real Property and all buildings, structures, improvements and fixtures located on the Owned Real Property have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used.

(i) To the Seller’s Knowledge, and to the extent in Seller’s possession and control, true and complete copies of all existing policies of title insurance for all parcels of the Owned Real Property, together with all surveys for all parcels of the Owned Real Property, have been delivered to the Buyer and are identified on Schedule 3.11.

(j) To the Seller’s Knowledge, access from public streets and provision for parking and loading/unloading at each parcel of the Owned Real Property conforms to all applicable legal requirements and is adequate for the conduct of the Business in the ordinary course.

Section 3.12. Leases.

(a) Schedule 3.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real property in which the Company has a leasehold interest, whether as lessor, sublessor, licensor, lessee, sublessee or licensee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company is a lessee is referred to herein as the “Leased Real Property”). The Seller has furnished true, correct and complete copies of all Leases in Seller’s possession or control to the Buyer or its representatives. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer or its representatives with the corresponding Lease.

(b) Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule 3.12. To Seller’s Knowledge, neither the Company nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any material breach or default of or with respect to any Lease which remains uncured. The Company is not in default of any material obligation of Seller under any Lease and no other party to a Lease is in material default of its obligations thereunder.

(c) Except as set forth on Schedule 3.12, none of the Leased Real Property is subject to any sublease, license or other agreement to which the Company or the Seller is a party granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. To the Seller’s Knowledge, the Leased Real Property, all improvements thereon and thereto owned by Seller, and the operations therein conducted by Seller conform to and comply with all applicable health, fire, insurance, safety, zoning and building laws, ordinances and administrative regulations, Licenses and Permits and other regulations (including, without limitation, the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, except for possible nonconforming uses or violations that have not and would not result in a Business Material Adverse Effect, and that do not and will not give rise to any penalty, fine or other liability, and neither the Company nor the Seller have received any written notice from any governmental entity to the contrary which remains uncured.

(d) To the Seller’s Knowledge, the Leased Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used.

(e) There are no guaranties (from the Company or from other Persons) in favor of the lessors of any of the Leased Real Property.

(f) Except as set forth on Schedule 3.12, the Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

(g) No security deposits are currently held by Seller or otherwise owed to the tenants under the Leases.

Section 3.13. Assets of the Company.

(a) Except as set forth on Schedule 3.13 and the Excluded Assets, the Company owns or leases all of the assets, properties and other rights reasonably required for the conduct of the Business as currently conducted. The Company has no Liabilities other than those relating to the Business as currently conducted.

(b) There are no material assets, properties, rights or interests of any kind or nature (other than the Excluded Assets and the assets set forth on Schedule 3.13) that the Company has been using, holding or operating in its Business prior to the Closing that will not be used, held or owned by the Company immediately following the Closing.

(c) Except as set forth on Schedule 3.13, the Company and the Seller hold, and as of the Closing, the Buyer or the Company will hold good and marketable title to or valid leases, licenses or rights to use the assets, properties and rights of the Business (other than the Excluded Assets), free and clear of any Liens, except for Permitted Liens and Liens granted by the Buyer to third parties on the Closing Date.

(d) The assets, properties, rights and interests of the Company and the rights, licenses and services to be made available by the Seller and its Affiliates pursuant to the Transition Services Agreement, comprise all of the assets, properties, rights, interests and services that are reasonably required for the conduct of the Business by the Buyer and its Affiliates after the Closing as now being conducted by the Seller.

(e) Since January 1, 2010, there has not been any material interruption in the operations of the Business due to inadequate maintenance of or damage to any asset.

(f) The Equipment and Machinery is in good operating condition and repair (normal wear and tear excepted).

Section 3.14. Intellectual Property. Schedule 3.14 sets forth a complete and correct listing of all Intellectual Property applications to register, registrations and patents owned by the Company. The Company owns all right, title and interest in or to, or has a valid right or license to use, in all jurisdictions in which it carries on business, all Intellectual Property material to the Business, to the Knowledge of the Company and the Seller, without violating or conflicting with the rights of any other Person. Except as set forth on Schedule 3.14(a), all Intellectual Property owned exclusively by the Company is free and clear of all Liens, except for Permitted Liens. Neither the Company nor the Seller has received a written threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person, and, to the Knowledge of the Company or the Seller, no situation exists which would give rise to such a claim. The Stock Purchase and the consummation of the transactions contemplated by this Agreement will not prohibit the Company, the Buyer or any of their respective controlled Affiliates from using any of the Intellectual Property in the manner currently used by the Company.

Section 3.15. Licenses and Permits. Schedule 3.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity that are material to the Business (the “Licenses and Permits”), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company or the Seller, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. The Stock Purchase and the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit.

Section 3.16. Compliance with Law.

(a) For the past three (3) years, the operations of the Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Business or the Company and its assets, properties and operations, except where the failure to so comply would not be material to the Business. Neither the Company nor the Seller has received notice of any violation of any such law, regulation, order or other legal requirement, and is not subject to, or in default with respect to, any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or the Company or any of its assets, properties or operations except for violations or defaults that would not be material to the Business.

(b) Neither the Company nor, to the Knowledge of the Company or the Seller, any of the directors, officers, agents or employees of the Company, the Seller or any of their respective Affiliates has, for or on behalf of the Company or the Business (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payments in violation of applicable law.

Section 3.17. Litigation. Except as set forth on Schedule 3.17, there are no claims, actions, suits, proceedings, labor disputes or, to the Knowledge of the Company or the Seller, investigations (“Actions”) pending or, to the Knowledge of the Company or the Seller, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, (i) brought by or against the Company or the Seller or (ii) to the Knowledge of the Company or the Seller, brought by or against any of the officers, directors, employees, agents or Affiliates of the Company or the Seller, in the case of clause (i) and (ii) above involving, affecting or relating to the Company, the Business, the assets, properties or rights of the Company or the Stock Purchase and the transactions contemplated by this Agreement. Schedule 3.17 sets forth a list and a summary description of all such pending Actions. Except as set forth on Schedule 3.17, neither the Business, the Company or their assets, properties or rights are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that would be material to the Business.

Section 3.18. Contracts.

(a) Schedule 3.18(a) sets forth a complete and correct list and, if such contract is not in writing, a summary description of:

(i) all contracts, Sales Orders and Purchase Orders involving more than $75,000 per year;

(ii) contracts that contain covenants or provisions that purport to (A) restrict the ability of the Company to freely conduct the Business or which contain any covenant not to compete in any line of business, in any geographic area or with any Person, (B) directly or indirectly limit the Company’s ability to (I) sell any products or services of or to any other Person, (II) engage in any business, (III) solicit any customer, or (IV) obtain products or services from any Person or (C) limit the ability of any Person to provide products or services to the Company;

(iii) contracts that involve Indebtedness of the Company or Indebtedness in respect of the Business;

(iv) contracts under which the Company has any obligation to lend or contribute funds to, or make investments in, any Person;

(v) contracts which appoint a power of attorney on behalf of the Company that may not be revoked immediately upon notice by the Company;

(vi) contracts that relate to the acquisition or disposition of any business by the Company (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise);

(vii) contracts that would purport to apply to either the Buyer or any of its Affiliates (other than the Company) following the Closing;

(viii) contracts between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand, including all Affiliate contracts;

(ix) contracts that grant a right of first refusal or first offer or similar right to the extent relating to the Company or the Business;

(x) contracts pursuant to which any Lien, other than a Permitted Lien, is placed or imposed on any material asset of the Company or the Business;

(xi) contracts to which the Company is a party that include a “most favored nation” or comparable right in favor of any Person;

(xii) partnership, joint venture or limited liability company agreements to which the Company is a party or that are related to the Business;

(xiii) Leases of the Company or related to the Business; or

(xiv) any other contract that is material to the Business and is not terminable upon 90 calendar days’ written notice without material penalty or premium (clauses (i) through (xiii), collectively, the “Material Contracts”).

(b) Each Material Contract is valid, binding and enforceable against the Company in accordance with its terms, except that such enforceability is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and is in full force and effect on the date hereof. The Company is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Material Contract, and to the Knowledge of the Company or the Seller, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of the Company or the Seller, no other party to any Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for possible defaults which would not be material to the Business. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all the Material Contracts.

Section 3.19. Inventories. The inventories of the Company (including tooling, spare parts and supplies) reflected on the Balance Sheet, or acquired by the Company after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or market, and the Company has no reason to believe that such inventories include in any material amount any obsolete inventory or surplus inventory for which adequate reserves have not been established on the Financial Statements. As used herein, “obsolete inventory” is inventory which, at July 31, 2013, was not usable or salable in the lawful and ordinary course of business of the Company as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the Balance Sheet; and “surplus inventory” is inventory that, at July 31, 2013, exceeded known or anticipated requirements in the reasonable business judgment of the Company.

Section 3.20. Employee Plans.

(a) Schedule 3.20(a) sets forth each material Plan and separately designates each Company Plan. With respect to each Company Plan and each material Seller Plan, the Seller has delivered or made available to the Buyer or its representatives complete and correct copies, to the extent applicable, of (i) the Plan documents and all amendments thereto, including related trust agreements and any related material agreements which are in writing, (ii) summary plan descriptions and any material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, if any, and (iv) the most recently filed Annual Report (Form 5500 Series and accompanying schedules of each Plan and required financial statements) as filed, and (v) audited financial statements and actuarial reports.

(b) In all material respects, each Company Plan conforms to, and its administration is in substantial compliance with, all applicable requirements of law, including, without limitation, ERISA and the Code and all of the Company Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company under the terms of any Company Plan have been timely made or accrued. Neither the Buyer nor the Company will have any Liabilities in respect of any Seller Plan or any other employee benefit plan maintained, sponsored or contributed to by the Seller and its Affiliates from and after the Closing, except as may otherwise be provided in the Transition Services Agreement.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified, and each trust maintained pursuant thereto has been determined to be exempt from Federal taxation, by the Internal Revenue Service pursuant to a favorable determination or opinion letter, and to the Knowledge of the Company or the Seller, nothing has occurred since the date of such letter which could adversely impact such qualification and tax exemption or cause the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Except as otherwise set forth on Schedule 3.20(d), no Company Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA (each such entity, being, an “ERISA Affiliate”) has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any “withdrawal liability” on account of a complete or partial withdrawal from any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of a multiemployer plan, in either case which remains unsatisfied. No circumstances exist which would reasonably be expected to result in a Liability to the Company under Title IV of ERISA (other than the payment of premiums). No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable laws.

(e) There has been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan or penalty incurred with respect to any Company Plan under Section 502(i) of ERISA.

(f) The Company does not have any obligations for retiree welfare benefits other than coverage mandated by applicable law. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 et seq. of ERISA relating to continuation coverage for group health plans.

(g) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Knowledge of the Company or the Seller, threatened, against the Company Plans, the assets of any of the trusts under the Company Plans or the Company Plan sponsor or the Company Plan administrator, or, to the Knowledge of the Company or the Seller, against any fiduciary of the Company Plans with respect to the operation of such Company Plans (other than routine benefit claims).

(h) During the two (2) years prior to the Closing, the Company has not effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice law. The Company is, and during the three (3) years prior to the Closing, has been, in material compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended and each similar state or local law.

(i) To the Knowledge of the Company or the Seller, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of events occurring subsequent to the date hereof and up to and including the Closing Date, result in (i) except as set forth on Schedule 3.20(i), any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, (ii) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been administered in all material respects (i) in good faith compliance with Section 409A of the Code for the period beginning October 1, 2004 through December 31, 2008, and (ii) in compliance (including documentary compliance) with Section 409A of the Code since January 1, 2009.

(k) No Company Plan covers employees outside the United States.

(l) The Terms and Conditions of Employment (the “O’Leary Employment Agreement”) by and between the Company and Jonathan E. O’Leary (“O’Leary”) dated as of January 17, 2011, remain in full force and effect and no party is in breach of its obligations under the O’Leary Employment Agreement or has otherwise waived its right to enforce the O’Leary Employment Agreement against the other party. In the event that O’Leary’s employment is terminated by the Company without Cause (as defined in the O’Leary Employment Agreement) or by O’Leary for Good Reason (as defined in the O’Leary Employment Agreement), in each case, immediately following the Closing, the amount payable to O’Leary pursuant to Section 7(b)(i) of the O’Leary Employment Agreement (including the employer portion of any employment Taxes (FICA, Medicaid, etc.) incurred on account of such payments) shall not exceed $235,000 (the “O’Leary Escrow Amount”) and is conditioned upon his execution of a general release of claims releasing all pending or potential claims. Except for the amounts set forth in the previous sentence, the benefits to be provided by the Seller pursuant to Section 5.9(b) below and any benefits to which O’Leary is entitled to receive pursuant to a Seller Plan in accordance with its terms, O’Leary will not be entitled to any additional payments or benefits in the event that his employment is terminated by the Company without Cause (as defined in the O’Leary Employment Agreement) or by O’Leary for Good Reason (as defined in the O’Leary Employment Agreement), in each case, immediately following the Closing.

Section 3.21. Insurance. Schedule 3.21 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Business or the Company and its assets, properties and operations. Except as set forth on Schedule 3.21, the Company will retain the benefit of such insurance from and after the Closing. All of the Actions set forth on Schedule 3.17 are included within a type or category that are covered under at least one of these insurance policies. The Company has furnished a true, complete and accurate copy of all such policies and bonds to the Buyer or its representatives. Except as set forth on Schedule 3.21, all such policies and bonds are in full force and effect. Neither the Company nor the Seller is in default in any material respect under any provisions of any such policy of insurance nor has the Company or the Seller received notice of cancellation of any such insurance. There is no material claim by the Company (or by the Seller) pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The insurance maintained in connection with the Business is reasonably adequate in accordance with industry standards and the requirements of any applicable Leases.

Section 3.22. Transactions with Affiliates.

(a) Schedule 3.22 contains a true and complete list of all inter-company balances, including a description and an amount of each Intercompany Payable and Intercompany Receivable, as of immediately prior to the Closing between the Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand. Except for the sales orders listed in section (b) of Schedule 3.22, all Intercompany Payables and Intercompany Receivables have been, or pursuant to Section 2.2(c) will be as of immediately prior to the Closing, paid and settled without any Liability to the Buyer and its Affiliates (including the Company) from and after the Closing.

(b) Other than the Transition Services Agreement and the Trademark License Agreement, Schedule 3.22 sets forth a true and complete list of all contracts between the Company, on the one hand, and the Seller or any Affiliate of the Seller (other than the Company), on the other hand (collectively, the “Affiliate Contracts”). Except for the sales orders listed in section (b) of Schedule 3.22, as of and after the Closing, the Company shall not have any Liability under any Affiliate Contracts and, for the avoidance of doubt, no Liability in respect of any of the Affiliate Contracts shall be recorded, reflected or otherwise provided for in the calculation of Net Working Capital.

(c) Except as set forth on Schedule 3.22, the Company is not a party to any agreement or arrangement with any of the directors or officers of the Company, the Seller or any Affiliate thereof or any family member of any of the foregoing under which they: (i) lease any real or personal property (either to or from such Person), (ii) license technology (either to or from such Person), (iii) are obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchase products or services from such Person, (v) pay or receive commissions, rebates or other payments or (vi) provide or receive any other material benefit.

(d) The Company does not employ as an employee or engage as a consultant any family member of any of the directors, officers or stockholders of the Company. Except as set forth on Schedule 3.22, to the Knowledge of the Company or the Seller, during the past three years none of the directors, officers or stockholders of the Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company. No Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used in the operation of the Business in the ordinary course.

Section 3.23. Labor Matters.

(a) The Company is and for the three (3) years prior to the Closing, has been in compliance in all material respects with all applicable laws relating to employment of labor, including all applicable laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, employment of foreign citizens, workers’ compensation, pay equity, classification of employees, classification and treatment of independent contractors and non-employees (including for purposes of all Tax laws), payment of overtime, and the collection and payment of withholding and/or social security Taxes.

(b) Except as set forth on Schedule 3.23(b): (i) the Company is not a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to Company Employees and, to the Knowledge of the Company or the Seller, there are not any activities or proceedings of any labor union to organize any such employees; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (“NLRB”) or any applicable Governmental Entity relating to the Company; (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company or the Seller, threatened against or affecting the Company; (iv) there is no representation claim or petition pending before the NLRB or any similar Governmental Entity and, to the Knowledge of the Company or the Seller, no question concerning representation exists relating to the Company Employees, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to the Company Employees during the two (2) years prior to the Closing Date; (v) there are no charges with respect to or relating to the Company pending before any applicable Governmental Entity responsible for the enforcement of labor or employment laws; and (vi) the Company has received no notice from any applicable Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

(c) Schedule 3.23(c) sets forth a true and complete list dated as of July 31, 2013 containing the name, position, starting employment date, current annual salary and bonus and commissions for the 2013 fiscal year of each current Company Employee.

(d) Except as set forth on Schedule 3.23(d), each employee who performs services for the Business is employed by the Company (each, a “Company Employee”). Except as set forth on Schedule 3.23(d), no employee of the Seller or any of its Affiliates (other than the Company Employees) primarily provides services to the Business (other than employees who are not otherwise critical to the day-to-day operations of the Business) or is otherwise critical to the continued operations of the Business in the same manner as operated immediately prior to the Closing.

(e) Neither the Company nor, to the Knowledge of the Company, any Company Employee is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or that would materially conflict with the Business as currently conducted.

Section 3.24. Environmental Matters. Except as set forth on Schedule 3.24;

(a) The Company is and, to the Seller’s Knowledge, has been in material compliance with all applicable Environmental Laws and all licenses, permits, registrations, approvals and other authorizations required thereunder (“Environmental Permits”).

(b) The Company has obtained, or has made a timely and complete application for or if presently required by Environmental Law to have been filed to keep such permit in effect during pendency of the application for renewal of, all Environmental Permits required under Environmental Laws; none of the Environmental Permits is subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Environmental Permit invalid in any respect; no additional Environmental Permits or modifications to Environmental Permits are pending.

(c) No substance, the exposure to which is regulated pursuant to any Environmental Law because of its effect or alleged effect on human health or the environment, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant or contaminant, or petroleum or any fraction thereof, as those terms are defined by Environmental Law (each, a “Hazardous Substance”), has been released by the Company, or to the Seller’s Knowledge, by any other Person, on, at, to or from any real property currently owned, operated or leased by the Company or during the time period of ownership, operations or lease by the Company on, at, to, or from any real property formerly owned, operated or leased by the Company in each case so as to require reporting, investigation, or remediation under any Environmental Law.

(d) None of the Owned Real Property or Leased Real Property or any of the improvements contained thereon, (i) contains or to the Seller’s Knowledge, formerly contained any underground or aboveground storage tank, surface impoundment, landfill or land disposal area; (ii) contains asbestos or asbestos containing materials in friable form, or polychlorinated biphenyls, or radioactive materials in each case that presently require removal pursuant to Environmental Law; or (iii) has been the subject of any environmental investigation or response with respect to Hazardous Substances pursuant to any Environmental Law.

(e) The Company has not received written notice that it has any actual or contingent liability arising from any treatment, transport or disposal or arrangement for the treatment, transport or disposal of any Hazardous Substance at or to any location, including any location owned or operated by a third party.

(f) Except as has been resolved, the Company has not received any written, or to the Seller’s Knowledge other notice of, and there is no pending or, to Seller’s Knowledge threatened claim, complaint, notice of violation or potential liability, request for information, investigation, proceeding, order, decree or lawsuit relating to any Hazardous Substance, including, without limitation, exposure thereto, or pursuant to any Environmental Law relating in any way to any of them (“Environmental Claim”).

(g) The Company has not assumed or retained by contract, any liability (i) of any Person (other than the Company) in respect of any Environmental Claim or pursuant to Environmental Laws, or (ii) under Environmental Law with respect to any property formerly owned or operated by, or any business or operations formerly conducted by the Company.

(h) The Company is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, domestic or foreign, relating to any Hazardous Substance or any Environmental Law.

(i) The Seller or the Company has provided the Buyer with true and complete copies of all (i) Environmental Permits, (ii) demands, claims or actions (or notices pertaining to the same) relating to the Company or the Owned Real Property or the Leased Real Property pursuant to Environmental Law, and (iii) reports, data, or other material documentation related to all investigations, audits, or assessments of environmental conditions at any of the Owned Real Property or Leased Real Property or noncompliance or alleged noncompliance of the Company, with any Environmental Law, except as are subject to privilege.

(j) The Company is not subject to any pending or, to the Knowledge of the Company, threatened claim relating to asbestos-containing materials, silica or manganese-containing welding rods.

(k) The representations and warranties made pursuant to this Section 3.24 and Section 3.3(v) are the exclusive representations and warranties made by the Seller, the Company or any of their Affiliates or Subsidiaries regarding (x) Environmental Laws, (y) Environmental Claims or (z) Hazardous Substances.

Section 3.25. Products Liability.

(a) Except as set forth on Schedule 3.25, (i) there is no Action before any Governmental Entity pending, or to the Knowledge of the Seller, threatened against the Company involving any products manufactured, produced, distributed or sold by or on behalf of the Company and/or in connection with the Business (including any parts or components) (collectively, “Products”), or class of claims or lawsuits involving the same or similar Product which is pending or, to the Seller’s Knowledge, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, “Product Liability Lawsuits”); (ii) there has not been, within the past 12 months, any Occurrence (as hereinafter defined); and (iii) there has not been, within the past 12 months, any Product rework or retrofit (collectively, “Retrofits”) conducted by or on behalf of the Company.

(b) For purposes of this Section 3.25, the term “Occurrence” shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

(c) Except as set forth on Schedule 3.25, to the Seller’s Knowledge, each Product manufactured, sold, leased, or delivered by the Company and the Business has been in conformity with all applicable material contractual commitments and all express and implied warranties, and the Company and the Business have no Liability (and there is no basis for any present or future proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No Product manufactured, sold, leased, or delivered by the Company and the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 3.25 includes copies of the standard terms and conditions of sale or lease for the Company and the Business (containing applicable guaranty, warranty, and indemnity provisions). Except as set forth on Schedule 3.25, the Seller and the Business have no obligation to any person to maintain, modify, improve or upgrade any of the Products.

(d) Except as set forth on Schedule 3.25, to the Seller’s Knowledge, the Company and the Business have no material Liability (and there is no basis for any present or future proceeding against any the Company and the Business giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by the Company and the Business.

Section 3.26. Customers and Suppliers.

(a) As of the date hereof, Schedule 3.26(a) sets forth a list of the ten largest customers of the Company (based on the Company’s revenues for the twelve month period ended July 31, 2013) (the “Material Customers”). Except as described on Schedule 3.26(a), since July 31, 2013 and through the date hereof, there has been no material written dispute by any Material Customer, and there has been no written termination or written notice of termination by any Material Customer, with respect to such Material Customer’s contract or business relationship with the Company, nor to the Knowledge of the Company has any Material Customer threatened in writing to so terminate their contract(s) or business relationship with the Company.

(b) As of the date hereof, Schedule 3.26(b) sets forth a list of the ten largest suppliers of the Company for the twelve month period ended July 31, 2013 (the “Material Suppliers”). Except as described on Schedule 3.26(b), since July 31, 2013 and through the date hereof, there has been no material written dispute by any Material Suppliers, and there has been no written termination or written notice of termination by any Material Supplier, with respect to such Material Supplier’s contract or business relationship with the Company, nor to the Knowledge of the Company has any Material Supplier threatened in writing to so terminate their contract(s) or business relationship with the Company.

Section 3.27. Business Books and Records. The Business Books and Records: (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with sound business practices and applicable law, (iii) accurately present and reflect in all material respects, all of the Business and all transactions and actions related thereto and (iv) to the Knowledge of the Company or the Seller, have been prepared using processes and procedures for which there are no material weaknesses or significant deficiencies in internal controls over financial reporting that adversely affect the ability of the Seller and its Affiliates (including the Company) to accurately present and reflect in all material respects all of the Business and other transactions and actions related thereto.

Section 3.28. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portion of the Schedules) or in any Ancillary Agreement to which the Seller is a party, none of the Seller, the Company or any other Person has made or makes any representation or warranty, express, statutory or implied, either written or oral, on behalf of the Seller or the Company, and the Seller disclaims any such representation or warranty not set forth in this Agreement or such Ancillary Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER.

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1. Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its businesses as now conducted. Copies of the certificate of incorporation and by-laws of the Buyer, with all amendments thereto to the date hereof, have been furnished to the Seller or its representatives, and such copies are accurate and complete.

Section 4.2. Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the performance of the Buyer’s obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, constitutes the Buyer’s valid and binding obligation, enforceable against the Buyer in accordance with its terms, except that the enforceability of this Agreement is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 4.3. No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement do not and the consummation by the Buyer of the Stock Purchase and the other transactions contemplated hereby will not (i) violate or conflict with any provision of the certificate of incorporation and by-laws of the Buyer or (ii) violate any provision of law, any regulation, or any order, judgment or decree of any court or other Governmental Entity.

Section 4.4. Consents and Approvals. The execution, delivery and performance of this Agreement by the Buyer does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, including the filing of a pre-merger notification report under the HSR Act, except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business of the Buyer and its Subsidiaries considered as one enterprise or have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

Section 4.5. Investment Intent. The Buyer is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

Section 4.6. Investment Awareness. The Buyer understands that the Shares have not been registered under the Securities Act and that the Buyer will not be permitted to sell or otherwise transfer such shares unless they are registered under the Securities Act or unless an exemption from such registration is available.

Section 4.7. Acknowledgment of No Other Representations and Warranties of the Seller. The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement or in any Ancillary Agreement to which the Buyer is a party, none of the Seller, the Company or any other Person has made or makes any representation or warranty, express, statutory or implied, either written or oral, on behalf of the Seller or the Company.

Section 4.8. Solvency. The Buyer has sufficient cash and/or available credit facilities to pay the Closing Purchase Price and Escrow Amount and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

Section 4.9. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portion of the Schedules), neither the Buyer or any other Person has made or makes any representation or warranty, express, statutory or implied, either written or oral, on behalf of the Buyer relating to the Buyer or any other matter than is the subject of this Agreement, and the Buyer disclaims any such representation or warranty not set forth in this Agreement.

ARTICLE V.

COVENANTS OF THE PARTIES.

Section 5.1. Necessary Consents and Approvals.

(a) On and after the Closing Date, the Parties shall (i) use commercially reasonable efforts to obtain and/or deliver all necessary consents, waivers, authorizations, notifications and approvals, if any (each of which shall be in a form that is reasonably acceptable to the Buyer), of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Parties of this Agreement, and (ii) diligently assist and cooperate with the preparation and filing of all documents (if any) to be submitted to any Governmental Entities, in connection with the transactions contemplated by this Agreement and in obtaining any governmental consents, waivers, authorizations or approvals, if any, which the Parties may seek or require in connection with such transactions.

(b) On or after the Closing Date, if the Buyer requests in writing the assistance or cooperation of the Seller pursuant to Section 5.1(a), the Buyer shall reimburse the Seller for reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Seller, which amount shall not exceed $15,000 without the prior written approval of the Buyer, in connection with providing the assistance or cooperation specified and requested by the Buyer pursuant to Section 5.1(a). Notwithstanding the foregoing, in the event that the Seller requests prior written approval of any reasonable out-of-pocket fees and expenses pursuant to this Section 5.1(b) and the Buyer declines to provide such consent, the Seller shall not be required to comply with Section 5.1(a), and Seller’s failure to provide any assistance or cooperation required by Section 5.1(a) shall not be considered a breach of this Agreement.

(c) In the event and to the extent that the Seller and the Buyer are unable to obtain any consent, waiver, authorization and/or approval in respect of an agreement with a third party prior to the Closing, to the extent permitted by applicable law, (i) the Seller shall, following the Closing, use commercially reasonable efforts in cooperation with the Buyer and its Affiliates

(including the Company) to provide or cause to be provided to the Buyer the benefits of such agreement with such third party and (ii) the Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to perform the obligations of the Seller arising under such agreement. If and when any such consent, waiver, authorization and/or approval shall be obtained, the Seller shall, and shall cause its Affiliates to, promptly assign all of their respective rights and obligations under any agreement with such third party to the Buyer without the payment of further consideration and the Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations and the Seller and its Affiliates shall be relieved of any and all obligation or liability hereunder and thereunder.

Section 5.2. Access and Information. Following the Closing Date, each of the Parties shall, and shall cause its Affiliates to: (i) allow the other Party, upon reasonable prior notice and during normal business hours, through its representatives, reasonable access and the right to examine and make copies of any records related to the Company and the Business for any reasonable business purpose related to the Company, including, without limitation, the preparation and examination of Tax Returns and financial statements; (ii) instruct its employees and its Affiliates’ employees to cooperate with any investigation relating to the Company and the Business, including, without limitation, the preparation or examination of Tax Returns and financial statements and the conduct of any litigation relating to the Company and the Business or otherwise, or the conduct of any regulatory, customer or other dispute resolution process and (iii) retain such books and records of the Company and the Business relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company for examination and copying until the third anniversary of the Closing Date, after which anniversary the Parties may destroy any such records in its possession in their discretion, provided, that (x) the Seller and its Affiliates shall have no obligation to maintain or retain any books and records to the extent that electronic or paper copies or originals of such books and records are delivered to the Buyer or any of its Affiliates (including the Company) in connection with the Closing and (y) records related to Tax Returns shall be retained until the seventh anniversary of the Closing Date. Notwithstanding the foregoing, access to such employees and books and records shall not be required where such access would violate any law or unreasonably interfere with the business operations of the Party or its Affiliates.

Section 5.3. Books and Records.

(a) The Parties hereto hereby acknowledge that (i) any and all Business Books and Records shall be deemed to be the property of the Buyer and its Affiliates (including the Company) from and after the Closing, (ii) the Non-Business Books and Records shall be deemed to be the property of the Seller and its Affiliates (not including the Company) from and after the Closing, and (iii) any and all Shared Books and Records shall be deemed to be the property of the Seller and its Affiliates (not including the Company) from and after the Closing, as applicable.

(b) The Seller shall, and shall cause its Affiliates to, retain any and all Shared Books and Records that are in the possession or control of the Seller and its Affiliates (including the Company) as of the Closing to the extent that the Non-Business Books and Records contained in such Shared Books and Records shall not have been separated therefrom by such time. Following the Closing, if necessary, (i) the Seller shall, and shall cause its Affiliates to, at the Seller’s expense, use commercially reasonable efforts to cause any and all then Shared Books and Records to be separated such that the Business Books and Records and the Non-Business Books and Records contained therein no longer comprise Shared Books and Records as promptly as practicable following the Closing and (ii) until such separation process is complete, upon the written request of the Buyer from time to time, the Seller shall, at the Buyer’s expense, under the terms and conditions of the Transition Services Agreement, provide reasonable access to, any and all Shared Books and Records then in the possession or control of the Seller to the extent that the Shared Books and Records contain Business Books and Records.

Section 5.4. Existing Third Party Indemnification Rights. From and after the Closing, upon the reasonable request of the Buyer made on or before the sixth (6th) anniversary of the Closing Date, the Seller shall, and shall use commercially reasonable efforts to cause its Affiliates to, reasonably cooperate with and assist the Buyer and the Company in submitting claims for and pursuing and recovering any applicable indemnification or reimbursement to which the Company may be entitled from any third party that is not an Affiliate of the Seller under any contract to which the Seller or any of its Affiliates may be a party. In furtherance of the foregoing, in the event that the Company would no longer be entitled to obtain any such indemnification or reimbursement under any such contract solely as a result of the Loss to which such indemnity relates no longer being incurred by the Seller or an Affiliate of the Seller, the Seller shall reimburse the Company for such Loss to the extent of any indemnity or reimbursement that the Seller or its Affiliates would thereby become entitled to collect and actually do collect. The Buyer shall reimburse the Seller for any reasonable out-of-pocket expenses incurred by the Seller in providing any such cooperation or assistance requested by the Buyer.

Section 5.5. Director and Officer Indemnification Rights.

(a) From and after the Closing, the Company shall, to the maximum extent permissible under then applicable law in effect at the time, indemnify past and present officers, directors, agents and employees of the Company (in all of their capacities) (the “Covered Parties”) to the same extent required by the certificate of incorporation and bylaws of the Company as in effect on the Closing Date. It is expressly agreed that the Covered Parties shall be third party beneficiaries of this Section 5.5. In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 5.5, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Any determination required to be made with respect to whether a Covered Party’s conduct complies with the applicable standard of conduct which governs the availability of such indemnification shall be made by independent legal counsel mutually approved by the Covered Party and the Buyer, such approval not to be unreasonably withheld or delayed.

(b) Following the Closing, the Seller shall maintain in effect, without any lapses in coverage, an insurance policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Seller’s directors’ and officers’ liability insurance policy as of the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Seller’s current directors’ and officers’ liability insurance policy.

Section 5.6. Tax Matters.

(a) Transfer Taxes. No Transfer Taxes will be collected by the Seller in connection with the closing of the transactions contemplated by this Agreement. In the event that any Transfer Taxes are imposed on such transactions, such Transfer Taxes shall be paid when due by the party responsible for paying such Transfer Taxes under applicable law, and the other party shall promptly thereafter reimburse the paying party for 50% of such Transfer Taxes. The Parties shall cooperate in demonstrating that the requirements for an exemption from such Transfer Taxes, if any, have been satisfied.

(b) Responsibility for Filing Tax Returns.

(i) Following the Closing, the Seller shall cause to be prepared and filed all Prior Period Returns. The Tax year of the Company shall terminate for federal Income Tax purposes on the end of the Closing Date under Treasury Regulations Section 1.338(h)(10)-1(d), with items of income, gain, loss and deduction allocated in accordance with the provisions of Treasury Regulations under Section 338 of the Code. If, on the Closing Date, a transaction occurs outside the ordinary course of business of the Company that is properly allocable to the portion of the Closing Date after the Closing, the Buyer and the Seller agree to treat the transaction for federal Income Tax purposes as occurring at the beginning of the day following the Closing Date in accordance with the principles of Treasury Regulations Section 1.338-1(d). To the extent permitted by law, the Buyer and the Seller further agree to elect with the relevant Governmental Entity to treat the Closing Date as the last day of a taxable period of the Company for all other Tax purposes. The Prior Period Returns shall be prepared, where relevant, in a manner consistent with the Seller’s past practices except as otherwise required by law. The Seller shall pay all Taxes related to such Prior Period Returns to the extent such Taxes were not taken into account in the Financial Statements or in determining Net Working Capital. The Buyer shall make available to the Seller (and to the Seller’s accountants and attorneys) its personnel and any and all books and records and other documents and information in its possession or control relating to the Company reasonably requested by the Seller to prepare the Prior Period Returns. The Seller has disclosed to the Buyer pending amendments of Tax Returns related to Prior Period Returns. With the exception of these amendments, the Seller shall not file or cause to be filed any amended Tax Return related to a Prior Period Return that will affect the Tax liability of the Buyer or the Company in a Post-Closing Period without the prior written consent of the Buyer, which consent may not be unreasonably withheld or delayed. The Seller shall include the income (or loss) of the Company (to the extent such Taxes were not taken into account in the Financial Statements or in determining Net Working Capital) on the Seller’s consolidated federal income Tax Returns for all periods through the end of the Closing Date and pay any federal Income Taxes attributable to such income.

(ii) Following the Closing, the Buyer shall cause to be prepared and filed all Income Tax Returns required to be filed with respect to the Company for taxable periods ending following the Closing Date and shall pay all Taxes related thereto (without prejudice to any rights or claims to seek reimbursement from the Seller for the Seller’s share of such Taxes as described in this Agreement). The Buyer shall prepare all

Straddle Period Tax Returns in a manner consistent with the Seller’s past practices, except as otherwise required by law. The Seller shall reimburse the Buyer for the portion of such Taxes allocable to the Pre-Closing Tax Period, to the extent such Taxes allocable to the Pre-Closing Tax Period were not taken into account in the Financial Statements or in determining the Net Working Capital and have not been paid by the Seller. Buyer shall, at least thirty (30) days prior to filing any such Straddle Period Tax Return, provide a copy of such Tax Return to the Seller. The Seller shall, within ten (10) days of receiving such Tax Return, advise Buyer regarding any matters in such Tax Return with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters. If they cannot resolve the dispute within ten (10) days, any such dispute shall be submitted to the Dispute Resolution Firm for resolution, which resolution shall be final and binding upon the Parties. Taxes for any Straddle Period shall be allocated to the Pre-Closing Tax Period (i) in the case of real property, personal property and other ad valorem Taxes, on the basis of a daily proration and (ii) in the case of all other Taxes (including, for purposes of illustration and not of limitation, Income Tax Returns for any Straddle Period) on the basis of an interim closing of the books as of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period. Taxes attributable to the Pre-Closing Tax Period shall be determined under the same method of accounting used by the Company during that period. In the case of sales, use, documentary, stamp, registration, recording, transfer or similar Taxes unrelated to the transfer of the Shares, the Seller shall be liable for such Taxes on transactions occurring through the Closing Date and the Buyer shall be liable for such Taxes on transactions occurring after the Closing Date.

(c) Tax Audits. The Buyer shall promptly notify the Seller and the Seller shall promptly notify the Buyer following receipt of any notice of audit or proceeding relating to any matter for which the Seller may be required to indemnify the Buyer pursuant to Section 7.1(c). The Seller shall have the right to control and resolve any and all audits or other proceedings relating to any taxable period that ends on or before the Closing Date; provided, however, that (A) the Seller shall allow the Buyer to participate in such audit if it may directly affect the Tax liability of the Company by keeping the Buyer informed of the status and progress of, and any developments related to, such audit on a timely basis, providing to the Buyer copies of any and all correspondence received from the Governmental Entity related to such audit and providing the Buyer, at the Buyer’s expense, with the opportunity to attend conferences, hearings and other meetings with or involving the Governmental Entity and to review and provide comments with respect to written responses provided to the Governmental Entity with respect to such audit and (B) the Seller shall not agree to the resolution of any such audit or other proceeding if such resolution could increase the Tax liability of the Buyer or the Company or reduce a Tax attribute of the Company for any taxable period that ends after the Closing Date without the Buyer’s written consent (it being understood that the Buyer shall consent if the Seller agrees to indemnify the Buyer for such increase). The Seller shall have the right to participate at its expense in any audits or other proceedings relating to any taxable period that ends after the Closing Date for which the Seller may be required to indemnify the Buyer pursuant to Section 7.1(c). Neither the Buyer nor the Company shall agree to the resolution of any such audit or other proceeding without the Seller’s written consent, which may not be unreasonably delayed or withheld.

(d) Tax Sharing Agreements. All Tax allocation, Tax sharing, Tax indemnity or similar agreements to which the Company is a party or otherwise bound (other than commercial agreements not primarily related to Taxes) shall be terminated with respect to the Company as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby nor have any liability or obligation thereunder (whether related to past or future periods), except to the extent such obligation is reflected in the Financial Statements or was treated as a liability in the calculation of Net Working Capital.

(e) Cooperation in Tax Matters. The Buyer, the Seller and the Company shall cooperate, as and to the extent reasonably requested by the Parties, in connection with any audit, litigation, dispute or other proceeding with respect to Taxes of the Company (a “Tax Proceeding”). Such cooperation shall include the retention and (upon the reasonable request of the applicable party) the provision of records and information with respect to the Company related to any such Tax Proceeding. The Seller and the Buyer shall, and shall cause the Company to, provide access to the Company, at any reasonable time and from time to time at the business location at which books and records relating to the Taxes of the Company is maintained after the Closing Date, to any and all Tax information relating to Taxes of the Company upon the reasonable request of the Buyer or the Company. The Buyer shall furnish to the Seller, and shall cause the Company to furnish to the Seller, such Tax and other information and documents in the possession of the Buyer or the Company relating to Post-Closing Period Taxes of the Company, as the Seller may from time to time reasonably request. Buyer and Seller shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Tax Refunds; Amended Tax Returns.

(i) The Buyer shall promptly pay or cause to be paid to the Seller any Tax refunds or credits attributable to the Company with respect to any Pre-Closing Tax Period that are received or credited to the Buyer or the Company (or any successor thereof) within ten (10) days after the receipt of such refunds or credits, except to the extent such Tax refunds or credits were taken into account in determining Net Working Capital. At the Seller’s request, the Buyer shall reasonably cooperate with the Seller in obtaining such refunds.

(ii) Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Company (or any successor(s) thereof) with respect to a Pre-Closing Tax Period without the prior written consent of the Seller which shall not be unreasonably delayed or withheld.

Section 5.7. Insurance.

(a) With respect to occurrences taking place after the Closing Date, the Company shall cease to be insured by the Seller’s or its Affiliates (other than the Company’s, if applicable) blanket insurance policies or by any of their self-insured programs in place to the extent such insurance policies or programs cover the Company.

(b) With respect to events or circumstances relating to the Company that occurred or existed prior to the Closing Date (including, for the avoidance of doubt, any product liability claim related to or resulting from the Products manufactured by the Company or the Business prior to the Closing Date) that are covered by occurrence-based third party liability insurance policies of the Seller or its Affiliates (other than the Company) and any workers’ compensation insurance policies and that apply to the locations at which the Company operates the Business, the Buyer may, and may cause the Company to, make claims under such policies and programs so long as the Buyer provides written notice to the Seller or its Affiliates (as applicable) promptly (but no later than five (5) Business Days) following the making of any such claim; provided, however, that by having received proceeds from the making of any such claims, the Buyer agrees to reimburse the Seller or its Affiliates (as applicable) for any increased out-of-pocket costs incurred by any of them as a result of (and solely to the extent of) such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time; and provided, further, that neither the Buyer nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies maintained by the Buyer or any of its Affiliates. The Seller and its Affiliates will provide reasonable cooperation and assistance in the pursuit of such claims. The Seller and its Affiliates shall provide to the Buyer from time to time, at the Buyer’s reasonable request, currently valued historical loss information for the historical five-year period prior to the Closing Date under the insurance policies and programs referred to above (to the extent solely related to the Company or the Business).

(c) With respect to any open claims against the insurance policies of the Seller or its Affiliates (other than the Company) relating to losses or damages suffered by the Company prior to the Closing, the Seller shall (i) use commercially reasonable efforts to pursue such claims and shall reasonably cooperate with and assist the Buyer and its Affiliates in doing the same and (ii) remit to the Buyer any and all proceeds realized from such claims upon settlement of such claims, net of any reasonable out-of-pocket expenses incurred by the Seller in connection with the performance of their obligations pursuant to the foregoing clause (i).

Section 5.8. Post-Closing Receipts. To the extent that, after the Closing, (a) the Buyer or any of its Affiliates receives any mail for the Seller or its Affiliates, or any payment or instrument that is for the account of the Seller or any of its Affiliates according to the terms of this Agreement, the Buyer shall promptly deliver such mail, amount or instrument to the Seller, and (b) the Seller or any of its Affiliates receives any mail for the Buyer or its Affiliates, or any payment or instrument that is for the account of the Buyer or any of its Affiliates according to the terms of this Agreement, the Seller shall promptly deliver such mail, amount or instrument to the Buyer.

Section 5.9. Employees and Employee Benefits.

(a) Except as otherwise specifically provided in Schedule 5.9 with respect to certain executives of the Company, from and after the Closing, the Buyer and the Company shall have the rights and obligations described in this Section 5.9 regarding the individuals who were employees of the Company immediately prior to the Closing and who continue employment with the Company or the Buyer following the Closing (including each such individual who is on vacation, temporary layoff, leave of absence, sick leave or short- or long–term disability leave) (each, a “Continuing Employee”).

(b) The Seller shall cause each Continuing Employee to be vested in their pro rata portion of any equity-based compensation awards granted by the Seller or its Affiliates (under any Seller Plan or otherwise) earned by the Continuing Employee as of the Closing, without regard to any employment, performance or service conditions. In addition, effective as of the Closing, the Seller shall take all actions necessary to credit any contributions by the Seller or any of its Affiliates to the account of O’Leary under any of the Seller’s (and each of its Affiliates’) Profit Sharing and 401(k) Plan and its Benefit Restoration Plan, in each case, for the plan year during which the Closing occurs, and to fully accelerate the vesting of any previously unvested contributions by the Seller or any of its Affiliates to O’Leary’s account in such plans.

(c) For all purposes under each employee benefit plan maintained by the Buyer, the Company or any of their Affiliates in which Continuing Employees become eligible to participate upon or after the Closing, the Buyer shall, or shall cause the Company, to use all commercially reasonable best efforts to give the Continuing Employees credit for all service with the Company to the same extent as if such services had been rendered to the Buyer, the Company or any of their Affiliates; provided, however, that the foregoing shall not apply (i) with respect to benefit accruals under any defined benefit pension plan, (ii) to the extent that its application would result in a duplication of benefits or (iii) to the extent that such service was not recognized under the analogous type plan of the Seller or its Affiliates.

(d) With respect to any general leave, health, welfare or fringe employee benefit plan maintained by the Buyer, the Company or any of their Affiliates in which Continuing Employees become eligible to participate upon or after the Closing, and as to the plan year in progress at the time of the Closing, the Buyer shall, or shall cause the Company, to use all commercially reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such plan; and (ii) provide each Continuing Employee with credit under any such plan for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Continuing Employee prior to the Closing under the analogous type plan of Seller or its Affiliates.

(e) Notwithstanding the foregoing, this Section 5.9: (i) does not establish, amend or modify any benefit plan, program, agreement or arrangement (including any Plan) and is not intended to and shall not require the Buyer or the Company to maintain or continue any benefit plan, program, agreement or arrangement (including any Plan) beyond the time when it otherwise lawfully could be terminated or modified, (ii) does not alter or limit the ability of the Company, the Buyer, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement (including any Plan) at any time assumed, established, sponsored or maintained by any of them, and (iii) does not obligate the Buyer, the Company or any of their respective Affiliates to provide any Continuing Employee (or any legal representative thereof) with any remedies or any rights to employment or continued employment for any period of time, or any rights to a particular term or condition of employment, severance pay or similar benefits following any termination of employment. Nothing contained in this Section 5.9 is intended to confer upon any Person (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

(f) The Seller agrees to use its commercially reasonable efforts to enforce the provisions of the noncompetition and nonsolicitation provisions (the “Forkovitch Restrictive Covenants”) contained in that certain Terms and Conditions of Stock Award, Employment and Separation agreement by and between the Seller and James K. Forkovitch (“Forkovitch”), dated as of June 1, 2010, against Forkovitch to the extent reasonably requested by the Buyer, and at the Buyer’s sole cost and expense, at any time during the two year period immediately following the Closing Date and the Seller agrees not to take any actions to waive or otherwise negatively impact its rights to the enforce the Forkovitch Restrictive Covenants, other than the waiver of the Forkovitch Restrictive Covenants with respect to that certain Consulting Agreement, dated as of the Closing Date, by and between the Buyer and Forkovitch.

(g) The Buyer and the Company shall use commercially reasonable efforts to cause O’Leary to waive or terminate his rights to any amounts payable to O’Leary pursuant to Section 7(b) of the O’Leary Employment Agreement as soon as reasonably practicable following the Closing Date, but in any event, within ninety (90) days of the Closing Date; provided that the foregoing shall in no event require the Buyer or the Company to offer any compensation or other benefits to O’Leary that are more favorable than those set forth in the offer letter provided by the Buyer to O’Leary prior to the Closing (a true and correct copy of which has been provided by the Buyer to the Seller as of the date hereof). The Buyer and the Company covenant that they will not accelerate, modify or amend any amounts payable to O’Leary pursuant to Section 7(b) of the O’Leary Employment Agreement.

ARTICLE VI.

ADDITIONAL COVENANTS OF THE PARTIES.

Section 6.1. Consummation of the Stock Purchase. On and after the Closing Date, the Seller and the Buyer shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof, so as to put the Buyer and its Affiliates in full possession and operating control of the Business and to effect fully the separation of the Business from the Seller.

Section 6.2. Information. Each of the Seller and the Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably required in connection with any statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of the Buyer’s Subsidiaries to any third party and/or any Governmental Entity in connection with the Stock Purchase and the transactions contemplated by this Agreement.

Section 6.3. Confidentiality. The Confidentiality Agreement shall automatically terminate at the time of Closing. From and after the Closing: (i) the Seller shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information to the extent relating to the Company obtained by virtue of the Seller’s ownership of the Company prior to the Closing, or to the extent related to or obtained from the Buyer or its Affiliates, including any information contained in the Schedules hereto; and (ii) the Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to the Seller or its Affiliates obtained by virtue of its ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable law or the rules and regulations of any stock exchange or such information can be shown to have been in the public domain through no fault of the applicable party; provided that to the extent permitted by applicable law, order or Governmental Entity the disclosing party (A) gives prior notice of such required disclosure to the other party as soon as practicable, (B) cooperates with the other party, at such other party’s sole expense, to preserve the confidentiality of such information consistent with the requirements of such applicable law, order or Governmental Entity and (C) uses commercially reasonable efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such applicable law, order or Governmental Entity. Each of the Parties hereto shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality.

Section 6.4. Use of Name. The Buyer hereby agrees that upon the Closing, except with respect to the performance of the Seller’s obligations under the Trademark License Agreement, the Seller shall have the sole right to the use of the “CMC,” “COMMERCIAL METALS” and “COMMERCIAL METALS COMPANY” names and trademarks and/or the Globe Logo trademark or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “CMC Marks”). Except with respect to the rights granted to the Buyer under the Trademark License Agreement, the Buyer shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof or any of the CMC Marks. Within nine (9) months following the Closing Date, the Company shall, and the Buyer shall cause the Company to, take all actions necessary to terminate and forfeit all assumed name or DBA filings containing CMC Marks.

Section 6.5. Environmental Matters. On and after the Closing Date, the Buyer and its Affiliates shall take all reasonable actions necessary to prohibit potable use of groundwater on the Owned Real Property and restrict the use of the Owned Real Property to commercial and/or industrial use.

Section 6.6. Steel Pipe Inventory. Subject to this Section 6.6, from and after the Closing, the Seller may store any steel pipe inventory constituting Excluded Assets at the Company’s facilities while the Seller relocates any steel pipe inventory so stored (the “Stored Steel Pipe Inventory”). The Seller shall use commercially reasonable efforts to remove, in its entirety, all of the Stored Steel Pipe Inventory located at the Company’s facilities (other than at the Owned Real Property) by November 18, 2013 and all of the Stored Steel Pipe Inventory located at the Owned Real Property by December 31, 2013. The Seller shall bear the cost of the removal of the Stored Steel Pipe Inventory, including costs associated with labor, rental, rigging, and transportation, and shall reimburse the Buyer for the costs and expenses set forth in Schedule 6.6 hereto. The Buyer and the Company shall provide access to the Company’s facilities during normal business hours and upon reasonable advance notice for purposes of the Seller’s removal of the Stored Steel Pipe Inventory. The Seller shall be responsible for any damages caused to the Company’s facilities by the Seller or its Affiliates in connection with the removal of the Stored Steel Pipe Inventory (excluding any conditions that existed on the Company’s facilities prior to the removal of the Stored Steel Pipe Inventory by the Seller or its Affiliates). The Buyer and the Company shall have no obligation (by contract or otherwise) to safeguard the Stored Steel Pipe Inventory and the Seller shall bear the sole risk of any loss or damage to the Stored Steel Pipe Inventory while it is located in the Company’s facilities.

ARTICLE VII.

INDEMNIFICATION

Section 7.1. Indemnification by Seller.

(a) Subject to the provisions of Section 7.4, from and after the Closing Date, the Seller shall indemnify and defend, save and hold the Buyer and its directors, officers, employees, Affiliates, successor and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless if any Buyer Indemnified Party shall suffer or incur any damages, Liability, loss, cost, Tax, expense, interest award, judgment or penalty (including all reasonable attorneys’, consultants’ and experts’ fees, including such fees incurred in any action or proceeding between any Indemnified Party and any Indemnifying Party, or reasonable costs of investigation), claim or cause of action (each, a “Loss”), without duplication, arising out of, relating to or resulting from, any and all Buyer Indemnified Events under Section 7.1(b).

(b) As used herein, “Buyer Indemnified Events” shall be and mean any one or more of the following:

(i) any untruth or inaccuracy in any representation made by the Seller or the breach of any warranty made by the Seller, in each case, contained in this Agreement or in any certificate delivered by the Seller at the Closing pursuant to this Agreement (each, a “Seller Event of Breach”);

(ii) any failure by the Seller to perform any covenant or agreement to be performed by the Seller under this Agreement;

(iii) any Excluded Asset or Excluded Liability;

(iv) any Company Transaction Expense not paid on or prior to the Closing;

(v) any Employment Liabilities arising from the termination of the O’Leary Employment Agreement;

(vi) any Working Capital Indemnity Amount required to be paid pursuant to Section 2.4(c);

(vii) (x) any Third-Party Claim arising from the Known Environmental Issue (including any Remedial Action required as a resolution of any such Third Party Claim) or (y) the closure of the underground storage tanks identified as Tank 1 and Tank 4 in the Limited Site Assessment dated July 29, 2013 by Smith+Gardner;

(viii) all warranty or guaranty obligations with respect to Products manufactured by the Company or the Business prior to the Closing Date and distributed or sold by the Company or its Affiliates at any time (whether before, on or after the Closing Date) pursuant to the terms of the warranties issued in connection with such sales; or

(ix) any product liability claim related to or resulting from the Products manufactured by the Company or the Business prior to the Closing Date or any of the matters set forth on Schedule 3.25;

provided, however, that Buyer Indemnified Parties will not be entitled to any indemnification in any way relating to or arising from the Known Environmental Issue or the closure of the underground storage tanks identified as Tank 1 and Tank 4 in the Limited Site Assessment dated July 29, 2013 by Smith+Gardner except under Section 7.1(b)(vii).

(c) Except to the extent treated as a liability on the Financial Statements or taken into account in determining Net Working Capital, the Seller shall indemnify the Buyer and hold it harmless from and against (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any Taxes of any other Person for which the Company may become liable pursuant to Treasury Regulations section 1.1502-6 (or analogous provisions of state, local or foreign law) as a result of being a member of a consolidated, combined or unitary group of corporations or pursuant to any Tax sharing, Tax indemnity or similar contract to which the Company was subject prior to the Closing Date. The Seller shall reimburse the Buyer for any Taxes of the Company that are the responsibility of the Seller pursuant to this Section 7.1(c) within fifteen (15) Business Days after the Buyer or the Company notifies the Seller that such Taxes have been paid. All Parties agree that any dispute as to the amount the Seller owes the Buyer or the Company pursuant to this Section 7.1(c) shall be resolved by the Dispute Resolution Firm.

Section 7.2. Indemnification by Buyer and the Company.

(a) Subject to the provisions of Section 7.4, from and after the Closing Date, the Buyer and the Company shall jointly and severally indemnify and defend, save and hold the Seller and its directors, officers, employees, Affiliates, successor and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless if any Seller Indemnified Party shall suffer or incur any Loss, without duplication, arising out of, relating to or resulting from, any and all Seller Indemnified Events under Section 7.2(b).

(b) As used herein, “Seller Indemnified Events” (together with any Buyer Indemnified Events, each an “Indemnified Event”) shall be and mean any one or more of the following:

(i) any untruth or inaccuracy in any representation made by the Buyer or the breach of any warranty made by the Buyer, in each case, contained in this Agreement or in any certificate delivered by the Buyer at the Closing pursuant to this Agreement (each, a “Buyer Event of Breach,” together with any Seller Event of Breach, each an “Event of Breach”);

(ii) any failure by (x) the Buyer to perform any covenant or agreement to be performed by the Buyer under this Agreement or (y) the Company to perform any covenant or agreement to be performed by the Company after the Closing Date under this Agreement;

(iii) all warranty or guaranty obligations with respect to Products manufactured by the Company or the Business on or after the Closing Date and distributed or sold by the Company or its Affiliates on or after the Closing Date pursuant to the terms of the warranties issued in connection with such sales; or

(iv) any product liability claim related to or resulting from the Products manufactured by the Company or the Business on or after the Closing Date.

Section 7.3. Indemnification Procedures; Escrow.

(a) If an Indemnified Event occurs or is alleged to have occurred and an Indemnified Party asserts that an Indemnifying Party has become obligated to such Indemnified Party pursuant to this Article VII, or if any Third Party Claim is begun, made, instituted or maintained as a result of which an Indemnifying Party may become obligated to an Indemnified Party hereunder, the applicable Indemnified Party shall give written notice of such matter promptly, which in no event shall be later than thirty (30) days after the Indemnified Party becomes aware of such matter, to the Indemnifying Party setting forth (i) with reasonable specificity (to the extent known) the facts and circumstances of such matter and indicate the amount (estimated, as necessary and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party, and (ii) the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted (a “Notice of Claim”); provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that (A) the Indemnifying Party demonstrates that such Indemnifying Party was actually prejudiced by such Indemnified Party’s failure to give such notice or (B) any costs and expenses were incurred by the Indemnified Party in connection with such matter prior to the Indemnifying Party’s receipt of such notice.

(b) Upon receipt of a Notice of Claim involving a Third Party Claim, the Indemnifying Party may participate in and defend, contest or otherwise protect the Indemnified Parties against any such Third Party Claim by counsel of the Indemnifying Party’s choice at its sole cost and expense; provided, that (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent; provided, further, that if the resolution or settlement of a Third Party Claim involves a requirement to conduct a Remedial Action, the provisions of Section 7.4(j) shall be applicable to the conduct and control of the Remedial Action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such Third Party Claim, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof; provided, that at least five (5) days prior to any such compromise or settlement, written notice of its intention to compromise or settle is given to the Indemnifying Party. If pursuant to this Section 7.3(b), the Indemnifying Party fails to timely defend, contest or otherwise protect against such Third Party Claim, and the Indemnified Party elects to do so, the Indemnified Party shall be entitled to recover the Losses incurred by the Indemnified Party from the Indemnifying Party, unless the Indemnifying Party is contesting its indemnification obligations in connection with such Third Party Claim.

(c) Any indemnification payments by the Seller to a Buyer Indemnified Party pursuant to this Article VII shall first be paid from the proceeds, if any, of the Escrow Account as set forth below (provided that this Section 7.3(c) shall in no way limit a Buyer Indemnified Party’s rights to seek indemnification directly from the Seller to the extent all of the funds in the Escrow Account have been extinguished (except as otherwise provided in Section 2.4(c)):

(i) At the Closing, the Buyer shall deposit $3,000,000 (the “Indemnity Escrow Amount”), $1,000,000 (the “Working Capital Escrow Amount”) and the O’Leary Escrow Amount (and collectively with the Indemnity Escrow Amount and the Working Capital Escrow Amount, the “Escrow Amount”), which Escrow Amount shall be delivered to the Escrow Agent for deposit into an escrow account pursuant to the terms of the Escrow Agreement (the “Escrow Account”). The Escrow Amount shall be held pursuant to the provisions of the escrow agreement between the Seller, the Buyer and the Escrow Agent, to be entered into at the Closing (the “Escrow Agreement”), substantially in the form attached hereto as Exhibit A.

(ii) On the eighteen (18)-month anniversary of the Closing Date, the Indemnity Escrow Amount plus income and earnings, if any (or such lesser amount then remaining in the Escrow Account) shall be released from the Escrow Account to the Seller in accordance with the terms of the Escrow Agreement; provided, that if any good faith claims for indemnification by the Buyer have been made pursuant to this Agreement and remain unresolved at such time (other than claims pursuant to Section 7.1(b)(v) relating to the O’Leary Escrow Amount, which are addressed in clause (iii) below) and an amount equal to such unresolved good faith claims would not remain in the Escrow Account following such release from the Escrow Account, an amount equal to such good faith claims shall remain in the Escrow Account and all other amounts in the Escrow Account at such time shall be released from the Escrow Account to the Seller.

(iii) On January 15, 2014, the O’Leary Escrow Amount plus income and earnings, if any (or such lesser amount then remaining in the Escrow Account) shall be released from the Escrow Account to the Seller in accordance with the terms of the Escrow Agreement; provided, that if any good faith claims for indemnification by the Buyer have been made pursuant to Section 7.1(b)(v) and remain unresolved at such time and an amount equal to such unresolved good faith claims would not remain in the Escrow Account following such release from the Escrow Account, an amount equal to such good faith claims shall remain in the Escrow Account and all other portions of the O’Leary Escrow Amount (if any) in the Escrow Account at such time shall be released from the Escrow Account to the Seller.

Notwithstanding the foregoing, nothing in this Section shall affect the survival of representations and warranties as provided for by Section 8.1.

Section 7.4. Indemnification Limitations.

(a) Subject to the limitations set forth in this Section 7.4, if an Event of Breach of Section 3.1, Section 3.2, Section 3.5, Section 3.6, Section 3.13(c), Section 3.20(l), Section 4.1, Section 4.2 or Section 9.4 of this Agreement (collectively, the “Fundamental Representations”), an Event of Breach of Section 3.7(c) or Section 3.9 of this Agreement, a Buyer Indemnified Event under Section 7.1(b)(ii)-(ix) of this Agreement or a Seller Indemnified Event under Section 7.2(b)(ii)-(iv) of this Agreement occurs, the Indemnifying Party’s payment obligations under this Article VII for Losses incurred by the Indemnified Party relating to such Indemnified Event shall be 100% of any Losses incurred up to the Closing Purchase Price (as adjusted pursuant to Section 2.4).

(b) Except for amounts of indemnity payable (A) under Section 7.1(c), (B) with respect to an Event of Breach, Buyer Indemnified Event or Seller Indemnified Event, in each case, covered under Section 7.4(a), or (C) in the event of fraud (the items listed in the foregoing clauses (A), (B) and (C) collectively, the “Excluded Items”) (which shall not be subject to the Deductible, De Minimis Claim and Cap provisions set forth below, provided that any indemnity under Section 7.1(b)(viii) or Section 7.1(b)(ix) shall be subject only to Section 7.4(b)(iii) below):

(i) No amounts of indemnity shall be payable under this Article VII (other than with respect to the Excluded Items) unless and until the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, have suffered, incurred, sustained or become subject to Losses in excess of $400,000 (the “Deductible”) in the aggregate, in which case any Buyer Indemnified Party or Seller Indemnified Party, as applicable, may bring a claim for all Losses in excess of such amount; provided, that the amount of Losses resulting from such claim, or aggregated claims arising out of the same or similar facts, events or circumstances, exceeds $50,000 (any claim, or aggregated claims arising out of the same or similar facts, events or circumstances, involving Losses equal to or less than such amount being referred to as a “De Minimis Claim”);

(ii) The aggregate amounts of indemnity payable by the Seller to the Buyer Indemnified Parties or by the Buyer and the Company to the Seller Indemnified Parties, as the case may be, under this Article VII (other than with respect to the Excluded Items) for indemnifiable Losses shall not exceed $6,000,000 (the “Cap”); and

(iii) No amounts of indemnification shall be payable under Section 7.1(b)(viii) or Section 7.1(b)(ix) unless and until the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to Losses in excess of $25,000 in any 12-month period (each such period measured from the Closing Date until the one-year anniversary of the Closing Date, and so forth) in the aggregate, in which case any Buyer Indemnified Party may bring a claim for all Losses in excess of such amount.

(c) Once it has been determined that a representation or warranty contained in this Agreement or in any certificate delivered on the Closing Date pursuant to this Agreement has been breached (after taking into account materiality, Business Material Adverse Effect or similar qualifications contained in such representation or warranty), when determining the amount of Losses in respect of such breach of any representation or warranty, any materiality, Business Material Adverse Effect or similar qualifications contained in such representation or warranty shall be disregarded.

(d) Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall be entitled to recovery under this Article VII with respect to consequential, special, punitive, incidental, exemplary, special damages or any damages based on diminution of value, lost profits, loss of business reputation or business opportunity related to the breach or alleged breach of this Agreement, except to the extent that such damages are (i) reasonably foreseeable and (ii) awarded by a court or other authority of competent jurisdiction in connection with a Third Party Claim.

(e) The recovery by any Indemnified Party pursuant to this Article VII shall be net of any reimbursement actually received from any insurance carrier in connection with the Losses that form the basis of the Indemnified Party’s claim for indemnification hereunder. If any such proceeds or recoveries are received by an Indemnified Party with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment).

(f) The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Closing Purchase Price, unless otherwise required by applicable law.

(g) This Article VII shall be the exclusive remedy of the Indemnified Parties following the Closing for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, other than any remedies for fraud or any remedies available under Section 9.8. The Buyer and the Seller, as the case may be, shall provide any information in connection with the matters covered by this Article VII as the Seller or the Buyer, respectively, may reasonably request and to the extent permitted by applicable law. In furtherance of the foregoing, except for indemnification claims asserted pursuant to this Article VII and except for fraud claims and except for any remedies available under Section 9.8, the Buyer and the Seller hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, relating to the subject matter of this Agreement arising under or based upon any applicable laws, regulations, orders or otherwise. The Buyer and the Seller acknowledge and agree that the Seller Indemnified Parties and Buyer Indemnified Parties, as the case may be, may not avoid the limitation on liability provided by this Section 7.4(g) by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. THE BUYER AND THE SELLER (FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVE ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. THE BUYER AND THE SELLER (FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. THE BUYER AND THE SELLER (FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(h) THE INDEMNIFICATION PROVIDED IN THIS ARTICLE VII CONTAINS THE SOLE AND EXCLUSIVE REMEDY, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, FOR BUYER INDEMNIFIED PARTIES AGAINST SELLER OR ANY AFFILIATE OF SELLER WITH RESPECT TO ANY AND ALL LOSSES INCURRED REGARDING, OR CLAIMS RELATING TO OR ARISING FROM ENVIRONMENTAL MATTERS OR ENVIRONMENTAL LAW (INCLUDING, WITHOUT LIMITATION, THOSE RELATED TO (A) ENVIRONMENTAL CLAIMS, (B) THE CONDITION OF THE COMPANY OR ANY OF ITS ASSETS, AND (C) THE PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES OR VIOLATIONS OF ENVIRONMENTAL LAW), AND THE BUYER INDEMNIFIED PARTIES HEREBY

EXPRESSLY AND KNOWINGLY RELEASE AND WAIVE ANY RIGHT TO SEEK ANY OTHER FORM OF RECOURSE AGAINST SELLER OR ANY AFFILIATE OF SELLER WITH RESPECT TO SUCH MATTERS, WHETHER CONTRACTUAL, AT LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, REMEDIES UNDER CERCLA AND ANY OTHER ENVIRONMENTAL LAW), TO THE EXTENT THAT THIS SECTION 7.4 IS FOUND TO BE IN CONFLICT WITH ANY OTHER PROVISION OF THIS AGREEMENT, THE PROVISIONS OF THIS SECTION 7.4 SHALL CONTROL.

(i) The Buyer Indemnified Parties do not have any right to indemnification with respect to any Loss under Section 7.1 for any environmental investigatory, corrective or remedial action or action taken to address environmental noncompliance (collectively, “Remedial Action”) except to the extent that such Remedial Action is (i) required under Environmental Laws or lawfully required by a Governmental Entity; (ii) undertaken in a cost-effective manner under the circumstances and, with respect to a cleanup, remediation or other response action with respect to soils, groundwater or other environmental, in connection with an Environmental Claim, (iii) in the case of any cleanup, remediation, or other response action with respect to soils, groundwater or other environmental medial, designed to achieve the least stringent cleanup standards applicable to the subject property assuming use of the subject property as it was used as of the Closing Date (i.e., commercial use), prohibiting the use of groundwater for potable use, and using risk-based remedies or remedial standards, institutional or engineering controls or deed restrictions on real property to the extent permissible under applicable Environmental Laws and so long as, in the reasonable discretion of the Buyer Indemnified Parties, such controls or restrictions do not unreasonably interfere with the use of the subject property as it was used as of the Closing Date; and (iv) reasonably necessary for operations, maintenance, or repairs and performed for a bona fide business purpose.

(j) Subject to the limitations and conditions set forth in this Article VII or otherwise, the Parties agree that the Buyer and the Company shall have the right to fully control any Remedial Action (and, if applicable, assume the defense and control of any Third Party Claim relating thereto); provided, however, that (i) the Buyer and the Company shall reasonably consult with the Seller in responding to or managing the control of or conducting any Remedial Action, the Buyer and the Company shall provide the Seller with a reasonable opportunity to comment on any material work plans, correspondence or submissions to any Governmental Entity or third party relating to any such Remedial Action, and the Buyer and the Company shall provide to the Seller, promptly upon their submission or receipt, any material work plans, correspondence or submissions that are submitted to or received from any Governmental Entity or third party relating to any such Remedial Action and (ii) the Buyer and the Company shall keep the Seller apprised of the status of any Remedial Action and use commercially reasonable efforts to conduct any Remedial Action in a reasonably cost-efficient manner.

ARTICLE VIII.

SURVIVAL

Section 8.1. Survival of Representations, Warranties and Covenants.

(a) The representations or warranties contained in this Agreement shall survive for eighteen (18) months after the Closing Date other than (i) the Fundamental Representations which shall survive indefinitely after the Closing Date, (ii) the representations and warranties in Section 3.9 and Section 3.20 (other than Section 3.20(l)), which shall survive until thirty (30) days following the expiration of the applicable statute of limitations period, and (iii) the representations and warranties in Section 3.24, which shall survive until the thirty-six (36) month anniversary of the Closing Date. The covenants made by the Parties in this Agreement with respect to action to be taken or omitted after the Closing Date shall survive the Closing and the consummation of the transactions contemplated by this Agreement in accordance with their terms. The right of the Buyer Indemnified Parties to bring an indemnity claim pursuant to Section 7.1(b)(v) shall expire on January 15, 2014. The right of the Buyer Indemnified Parties to bring an indemnity claim pursuant to Section 7.1(b)(vii)(x) shall expire on the ten (10)-year anniversary of the Closing Date. The right of the Buyer Indemnified Parties to bring an indemnity claim pursuant to Section 7.1(b)(vii)(y) shall expire upon the receipt of closure documentation from the appropriate Governmental Entity. The right of the Buyer Indemnified Parties to bring an indemnity claim pursuant to Section 7.1(b)(viii) or Section 7.1(b)(ix) shall expire on the thirty-six (36) month anniversary of the Closing Date. The right of the Buyer Indemnified Parties to bring an indemnity claim pursuant to Section 7.1(b)(ii)-(iv) and (vi) shall survive indefinitely.

(b) For the avoidance of doubt, the obligations of an Indemnifying Party to provide indemnification pursuant to Article VII shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8.1(a); provided, however, an Indemnified Party acting in good faith may assert a claim for which it may seek indemnification pursuant to Article VII by providing written notice of such claim to the Indemnifying Party prior to the applicable survival period described in Section 8.1(a) (and need not commence an actual legal proceeding prior to such date), in which case such claim shall survive until final resolution thereof.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto. Notwithstanding the foregoing, the Buyer shall have the unrestricted right to assign this Agreement or all or any of its rights hereunder and/or to delegate all or any part of its obligations hereunder to any Affiliate or Subsidiary of the Buyer, but in such event the Buyer shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

Section 9.2. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND CONSENT TO THE JURISDICTION OF, THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK.

Section 9.3. Expenses. Except as set forth in the Transition Services Agreement and the Escrow Agreement, all the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, expenses and costs.

Section 9.4. Broker’s and Finder’s Fees.

(a) The Seller represents and warrants that the Company has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement.

(b) The Buyer represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement.

Section 9.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or to the stockholders of the Company or the Buyer. Upon a determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

Section 9.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller:

Office of the General Counsel

Commercial Metals Company

6565 N. MacArthur Blvd., Suite 800

Irving, Texas 75039

Attn: Paul Kirkpatrick

Telecopy: (214) 689-4326

Copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attn: Eric Williams

Telecopy: (214) 200-0679

If to the Buyer or the Company:

c/o Mueller Industries, Inc.

8285 Tournament Drive

Suite 150

Memphis, Tennessee 38125

Attn: Gary C. Wilkerson, Esq.

Telecopy: (901) 753-3254

Copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Serge Benchetrit, Esq.

Telecopy: (212) 728-8111

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 9.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 9.8. Specific Performance. Each of the Parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 9.9. Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other party prior to making the disclosure).

Section 9.10. Entire Agreement. This Agreement contains the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, (including the terms and conditions of the Non-Binding Term Sheet, dated July 29, 2013, between the Seller and the Buyer) with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein. No oral statements or prior written material not specifically incorporated into this Agreement shall be of any force or effect.

Section 9.11. Parties in Interest. Except for the rights of the Indemnified Parties pursuant to Article VII and the rights of the Covered Parties set forth in Section 5.5 (each of whom shall be an intended third party beneficiary of this Agreement), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or the Buyer.

Section 9.12. Schedule Disclosures. The disclosure of any matter, fact or circumstance in a Schedule to this Agreement that relates to a specified Section shall be deemed disclosure against any representation and warranty set forth in any other Section of this Agreement so long as its relevance to the other applicable Sections is reasonably apparent on its face.

Section 9.13. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.14. Counterparts. This Agreement may be executed in counterparts (including by facsimile or portable document format (pdf)), each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 9.15. Representation of Seller. The Buyer agrees, on its own behalf and on behalf of the Buyer Indemnified Parties, that, following the Closing, Haynes and Boone, LLP may serve as counsel to the Seller, or any of its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Haynes and Boone, LLP prior to the Closing Date of the Company. The Buyer, on its own behalf and on behalf of its Affiliates (including the Company), hereby (i) waives any claim it has or may have that Haynes and Boone, LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute arises after the Closing between the Buyer, the Company and the Seller or any of the Seller’s Affiliates, Haynes and Boone, LLP may represent the Seller or any of the Seller’s Affiliates in such dispute even though the interests of such person(s) may be directly adverse to the Buyer or the Company and even though Haynes and Boone, LLP may have represented the Company in a matter substantially related to such dispute. The Buyer, on its own behalf and on behalf of its Affiliates (including the Company), also further agrees that, as to all communications among Haynes and Boone, LLP and the Company and the Seller or the Seller’s Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Buyer or the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

MUELLER COPPER TUBE PRODUCTS, INC.

By:	/s/ Gregory L. Christopher
Name: Gregory L. Christopher
Title: President

HOWELL METAL COMPANY

By:	/s/ Tracy L. Porter
Name: Tracy L. Porter
Title: Vice President

COMMERCIAL METALS COMPANY

By:	/s/ Joseph Alvarado
Name: Joseph Alvarado
Title: President and CEO

Signature Page to Stock Purchase Agreement